UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Soliciting Material under §240.14a-12

DOLLAR TREE, INC.

(Name of Registrant as Specified In Its Charter)

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER TO OUR SHAREHOLDERS
Dear Fellow Shareholders,
You are cordially invited to join us for our 2026 virtual annual meeting of shareholders, which will be held online via webcast on Tuesday, June 16th, at 9 a.m. Eastern Time. The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting.
We reached a major milestone for Dollar Tree in 2025 by completing the sale of the Family Dollar business, shifting our attention fully to the Dollar Tree brand, and sharpening our strategic focus for the future. Reflecting on the last year, I’d like to highlight a few areas in advance of the meeting.
A New Era for Dollar Tree
During our Investor Day in October, we outlined our strategic priorities to drive profitable growth and long-term shareholder value by:
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Expanding and enhancing our product assortment, including continued progress on our multi-price initiative

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Driving disciplined cost management and operational efficiency

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Strengthening customer engagement through data-driven marketing

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Improving store standards, execution, and the overall customer experience

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Investing in supply chain and technology

These actions position us to enhance margins, improve returns on invested capital, and drive sustainable long-term value, supported by a clear and consistent strategy that enables more than 150,000 associates to execute with discipline against shared priorities. As we look ahead to 2026, we remain focused on navigating a dynamic macro environment while reinforcing our value proposition to our customers.
The Strength of Our Board
As the Company adapts to meet the evolving needs of our customers, our Board of Directors has remained focused on strong corporate governance and effective oversight of our strategy. At this year’s annual meeting, Jeff Naylor, one of our longest tenured directors, will transition off the Board. Jeff has been a valuable contributor, serving as a director since 2018 and until recently as Chair of our Audit Committee. We have continued to refresh the Board, adding two new independent directors in 2025—William (Bill) W. Douglas III and Timothy (Tim) Johnson—and maintaining a strong mix of relevant experience aligned with our strategy. We regularly evaluate Board composition and effectiveness to ensure appropriate oversight of Dollar Tree’s strategy, risks, and opportunities.
Leadership Evolution
In 2025, we continued to strengthen the executive leadership team. During his first full year as Chief Executive Officer, Mike Creedon demonstrated strong operational expertise, deep knowledge of our business, and a clear strategic focus to advance our mission of delivering value, convenience, and discovery to customers across North America. We also appointed Stewart Glendinning as Chief Financial Officer in March 2025, following his tenure as Chief Transformation Officer during a critical juncture, reinforcing the importance of financial discipline and execution. We have strengthened leadership across key areas including supply chain, merchandising, and retail operations to align capabilities with our strategic priorities. Together, this leadership team is focused on executing our strategy and delivering long-term shareholder value.

i

Shareholder Engagement
Our Board remains committed to decisions and actions aligned with the best interests of our shareholders, and our fall Investor Day provided an opportunity to share our strategy and engage directly with shareholders. To reinforce financial focus and maintain strong dialogue with shareholders and the broader investment community, we appointed Daniel Delrosario to lead investor relations and treasury.
Finally, I extend my sincere thanks for your continued support during a transformative and exciting period for the Company. Whether or not you plan to attend the virtual annual meeting, your vote is important, and we encourage you to participate.
Sincerely,
Edward J. Kelly, III
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
You are invited to attend the annual meeting of shareholders of Dollar Tree, Inc. which will be held as follows:
Annual Meeting Information
DATE & TIME	VIRTUAL MEETING (LIVE INTERACTIVE WEBCAST)	RECORD DATE
Tuesday, June 16, 2026 at 9:00 a.m., Eastern Time	www.virtualshareholdermeeting.com/DLTR2026	April 17, 2026
Proposals That Require Your Vote
Proposal	Voting Options	Board Recommendation	More Information
Proposal No. 1 Election of Directors	FOR, AGAINST, or ABSTAIN for each Director Nominee	FOR each Nominee on the proxy card	Page 73
Proposal No. 2 Advisory Vote on NEO Compensation	FOR, AGAINST, or ABSTAIN	FOR	Page 74
Proposal No. 3 Ratification of Appointment of Independent Auditors	FOR, AGAINST, or ABSTAIN	FOR	Page 75
Proposal No. 4 Shareholder Proposal Requesting a Shareholder Right to Act by Written Consent	FOR, AGAINST, or ABSTAIN	AGAINST	Page 78
Voting and Participation
The annual meeting will be held exclusively online via a live interactive webcast. Shareholders will be able to listen, vote and submit questions from any location using any internet-connected device. You may submit questions in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may also be submitted during the annual meeting through www.virtualshareholdermeeting.com/DLTR2026. To be admitted to the annual meeting, you must enter the control number found on your proxy card, voting instruction form or notice.
Shareholders of record at the close of business on April 17, 2026 will receive notice of and be allowed to vote at the annual meeting. See “Information About the Annual Meeting and Voting” beginning on page 69 for the various ways available for submitting your vote.
We are making the Proxy Statement and the form of proxy first available to shareholders on or about May 1, 2026. We have elected to distribute our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. We believe this will increase shareholder value by decreasing our printing and distribution costs, reducing the potential for environmental impact by conserving natural resources, and allowing for convenient access to and delivery of materials in an easily searchable format. If you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials that is being mailed to our shareholders on or about May 1, 2026.
Your vote is important to us. To ensure the presence of a quorum at the annual meeting, we encourage you to read the Proxy Statement and then vote your shares promptly by Internet, by phone or by signing, dating and returning your proxy card (if you request a paper copy). Sending in your proxy card will not prevent you from voting your shares at the annual meeting, as your proxy is revocable at your option.
By Order of the Board of Directors
John S. Mitchell, Jr.
Corporate Secretary
Chesapeake, Virginia
May 1, 2026
IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 16, 2026
The Company’s Proxy Statement and Annual Report to Shareholders for the fiscal year ended
January 31, 2026 are available at
https://corporate.dollartree.com/investors/financial-information/annual-reports-proxies.

Corporate Governance and Compensation Highlights
Governance or Compensation Item	Dollar Tree’s Practice
Board Composition, Leadership and Operations
Director independence	Greater than 90%
Standing Board committee independence	100%
Robust Lead Independent Director Role or Independent Chair	Yes
Majority voting standard in uncontested director elections	Yes
Director resignation policy	Yes
Board oversight of Company strategy and risks	Yes
Annually-elected Board	Yes
Average director age	65
Average director tenure	3.7 years
Directors attending fewer than 75% of meetings	None
Annual Board, committee and individual director evaluation process	Yes
Independent directors meet without management present	Yes
Number of Board meetings held in fiscal 2025	6
Total number of Board and committee meetings held in fiscal 2025	30
Sustainability and Corporate Responsibility
Dedicated Board Committee provides oversight of sustainability, corporate responsibility and human capital management	Yes
Environmental Policy	Yes
Human Rights Policy	Yes
Occupational Health and Safety Policy	Yes
Political Contribution and Expenditure Policy Statement	Yes
Sustainability and Social Impact Report	Yes
Climate related disclosures aligned with Taskforce on Climate-Related Financial Disclosures (TCFD) (included in Sustainability and Social Impact Report)	Yes
Vendor code of conduct	Yes

Governance or Compensation Item	Dollar Tree’s Practice
Other Governance Practices
Code of conduct for directors, officers and associates	Yes
Shareholder engagement policy	Yes
Policy restrictions on hedging and pledging of Dollar Tree stock	Yes
Robust stock ownership policies	Yes
Family relationships	None
Independent auditor	KPMG LLP
Compensation Practices
Executive compensation programs designed to reward performance, incentivize growth and drive long-term shareholder value	Yes
Robust clawback policy	Yes
Incentive awards based on challenging performance targets	Yes
Significant portion of compensation at risk	Yes
Annual risk assessment of compensation policies and practices	Yes
Frequency of say on pay advisory vote	Annual
Independent compensation consultant	Yes
Double-trigger change-in-control provisions	Yes
Policy for timing of annual grant of incentive awards	Yes
Repricing of underwater options	No
Excessive perks	No

Our Board
The Board is committed to ensuring it has the relevant diversity of skills and experience to oversee the Company, its management, its strategic plan and the execution of that plan. The Board believes that our director nominees, as a group, represent an effective mix of skills, experiences and perspectives.
Director Name	Current or Former Principal Occupation	Director Since	Independent	Public Boards (including Dollar Tree)
Michael C. Creedon, Jr.	Chief Executive Officer of Dollar Tree, Inc.	2025	No	1
William W. Douglas III	Former Executive Vice President and Chief Financial Officer of Coca-Cola Enterprises, Inc.	2025	Yes	3
Cheryl W. Grisé	Former Executive Vice President of Northeast Utilities and Chief Executive Officer of its principal operating companies	2022	Yes	2
Daniel J. Heinrich	Former Chief Financial Officer of The Clorox Company	2022	Yes	1
Paul C. Hilal	Founder and Chief Executive Officer of Mantle Ridge LP	2022	Yes	3
Timothy A. Johnson	Former Chief Financial Officer and Chief Administrative Officer of Victoria’s Secret & Co.	2025	Yes	3
Edward J. Kelly, III	Retired Chairman of the Institutional Clients Group of Citigroup, Inc.	2022	Yes	2
Diane E. Randolph	Former Chief Information Officer of Ulta Beauty	2023	Yes	2
Bertram L. Scott	Former President and Chief Executive Officer of Affinity Health Plan	2022	Yes	4
Stephanie P. Stahl	Former Global Marketing and Strategy Officer of Coach, Inc.	2018	Yes	4
Strong Independent Board Leadership
Our Board is led by our Chairman and our Vice Chairman. In November 2024, Edward J. Kelly, III, an independent director, was elected as our Chairman following Richard Dreiling’s departure from the Company. For more details, see “Board Leadership Structure” on page 15.
The independence of our Board is supported by the strong leadership roles held by the chairs of our standing committees. The chairs and members of our standing committees are all independent members of our Board. The charters of each of our standing committees (namely, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Sustainability and Corporate Social Responsibility Committee) outline duties and responsibilities of each committee to oversee critical and strategically important functions of our business. For more details, see “Board Committees” on page 16.

DIRECTOR NOMINEES
Director Skills Matrix
The tables below describe the key skills and experiences that we believe are essential to oversight of our business and the skills, experience and qualifications of each of our nominees for director. The director biographies beginning on page 8 describe each nominee’s background and relevant experience in more detail.
Director Skills and Experience	Key Qualifications for Dollar Tree
Executive Leadership	Dollar Tree is a large international company. Our directors with executive leadership experience have served as an executive officer of a large public or private company.
Financial Management
Dollar Tree is a publicly traded company that manages its resources responsibly and has an obligation to make accurate financial disclosures. We identified the directors with chief financial officer, chief accounting officer or similar experience or experience on a board overseeing finance, accounting or financial reporting functions, including those directors who qualify as an “audit committee financial expert” under applicable SEC rules.

Consumer/Retail Industry
Dollar Tree operates approximately 9,000 stores that provide retail products to customers in communities across North America. We identified the directors with executive level experience with companies in the consumer or retail industries or experience on the board of directors of a company in the consumer or retail industry.

Marketing/Advertising/ Communications
Our Dollar Tree brand and the branded products sold in our stores are trusted and valued by our customers. We identified the directors with executive level experience in marketing consumer products or experience on the board of directors of a marketing or consumer products company.

Strategic Planning
Our strategic vision and our ability to execute on the vision is important to our ability to grow and deliver long-term value to our shareholders. We identified the directors with experience in developing and executing long-term strategic plans.

Operations	Dollar Tree operates approximately 9,000 retail stores across North America. We identified the directors with experience on the board of directors of a company with large retail operations.
Human Capital Management
Dollar Tree has approximately 150,000 associates who are a vital resource in the operation of our company. We identified the directors with executive level experience in human resources management or managing a large workforce or experience on a board of directors overseeing those functions.

Information Technology/ Cybersecurity
Dollar Tree leverages information technology tools to operate our business and enhance our customer’s experience and we continue to invest in tools to improve our performance and the security of our information technology systems. We identified the directors with executive level experience in the fields of information technology and cybersecurity or experience on the board of directors of a company that provides information technology or cybersecurity products or services.

Risk Management
Dollar Tree is subject to a variety of risks that we work to manage and mitigate through diligent action and thoughtful leadership. We identified the directors with executive level experience in enterprise risk management or on a board of directors overseeing risk management functions.

Global Sourcing/Supply Chain
Dollar Tree merchandise is sourced from domestic and international vendors around the world using a network of distribution centers to deliver a high volume of products to our stores. We identify the directors with experience on the board of directors of a company with global supply chain operations.

	Creedon	Douglas	Grise´	Heinrich	Hilal	Johnson	Kelly	Randolph	Scott	Stahl
Director Skills and Experience
Executive Leadership	•	•	•	•	•	•	•	•	•	•
Financial Management		•		•		•	•		•
Consumer/Retail Industry	•	•	•	•		•		•	•	•
Marketing/Advertising/Communications	•									•
Strategic Planning	•	•	•	•	•	•	•	•	•	•
Operations	•	•	•	•	•	•			•	•
Human Capital Management			•							•
Information Technology/Cybersecurity				•				•
Risk Management			•	•		•	•		•
Global Sourcing/Supply Chain	•	•						•		•
Director Qualifications
Dollar Tree Independent Director		•	•	•	•	•	•	•	•	•
Dollar Tree Board Tenure (years)	1	1	4	4	4	1	4	2	4	8
Other Public Board Experience		•	•	•	•	•	•	•	•	•
Demographic Background
Age	50	65	73	70	59	59	72	71	75	59

BIOGRAPHIES OF DIRECTOR NOMINEES
MICHAEL C. CREEDON, JR. Chief Executive Officer of Dollar Tree, Inc. | Age 50	Director since 2025 Board Committees: ▪ None	Other Public Company Board Experience ▪ None

Key Skills, Experience and Expertise:
Mr. Creedon brings to our Board substantial executive leadership and retail operational experience. As the current Chief Executive Officer and former Chief Operating Officer of the Company, he has significant experience in executing the Company’s growth strategy as a leader in value retailing.

Biography
Mr. Creedon has served as the Chief Executive Officer of Dollar Tree, Inc. since December 18, 2024. He also served as interim Chief Executive Officer of the Company from November 2024 to December 2024 and as Chief Operating Officer of the Company from October 2022 to November 2024. Prior to joining the Company, Mr. Creedon held several executive leadership roles with Advance Auto Parts, Inc., including Executive Vice President of U.S. Stores from March 2021 to October 2022, President, U.S. Stores from March 2020 to March 2021, and President, North Division from February 2017 to March 2020. Before joining Advance Auto Parts, Inc., Mr. Creedon held leadership roles at Tyco International from September 2010 to November 2013 and ADT Security from October 2004 to September 2010.

WILLIAM W. DOUGLAS III Former Executive Vice President and Chief Financial Officer of Coca-Cola Enterprises, Inc. | Age 65	Director since 2025 Independent Board Committees: ▪ Audit, Chair ▪ Compensation	Other Public Company Board Experience ▪ SiteOne Landscape Supply (since 2016) ▪ Monster Beverages Corporation (since 2025)

Key Skills, Experience and Expertise:
Mr. Douglas brings to our Board substantial domestic and international retail experience. He has held leadership roles in IT, finance, and supply chain. He is an esteemed financial leader who provides a strong understanding of today’s competitive retail landscape. In addition, our Board has determined that Mr. Douglas qualifies as an Audit Committee financial expert.

Biography
Mr. Douglas is the former Chief Financial Officer of Coca-Cola Enterprises, Inc. He held that position and other senior leadership positions at Coca-Cola Enterprises, Inc. and Coca-Cola HBC from 1985 to 2016. He currently serves on the Board of Directors of SiteOne Landscape Supply and Monster Beverages Corporation.

CHERYL W. GRISÉ Former Executive Vice President of Northeast Utilities and CEO of its principal operating companies | Age 73	Director since 2022 Independent Board Committees: ▪ Compensation, Chair ▪ Nominating & Governance
Other Public Company Board Experience
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ICF International, Inc. (2012 to 2024)

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PulteGroup, Inc. (since 2008)

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Metlife, Inc. (2004 – 2025)

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Pall Corporation (2007 to 2015)

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Dana Corporation (2002 to 2008)

Key Skills, Experience and Expertise:
Ms. Grisé brings to our Board substantial executive leadership experience with a large consumer facing business, a strong governance and legal background and an unusually solid and strong record of leadership in public company boardrooms in many different sectors. She was named by the National Association of Corporate Directors (NACD) to their Top 100, a list of the top 100 most influential directors in the U.S.

Biography
Ms. Grisé is the former Executive Vice President of Northeast Utilities (now known as Eversource Energy) and Chief Executive Officer of its principal operating companies. She held those positions and other senior leadership positions at Northeast Utilities from 1998 to 2007. She currently serves on the Board of Directors of PulteGroup, Inc.

DANIEL J. HEINRICH Former Chief Financial Officer of The Clorox Company | Age 70	Director since 2022 Independent Board Committees: ▪ Audit ▪ Finance, Chair
Other Public Company Board Experience
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Lowe’s Companies, Inc. (2021 to 2023)

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Aramark (2013 to 2023)

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Ball Corporation (2016 to 2022)

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Edgewell Personal Care Company (2012 to 2022)

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Advanced Medical Optics (2007 to 2009)

Key Skills, Experience and Expertise:
Mr. Heinrich brings to our Board substantial experience as a director and executive at consumer-packaged goods companies and consumer-facing businesses. He has extensive executive-level financial knowledge and experience and has developed strong expertise in the areas of strategic business development, risk management, mergers and acquisitions, accounting and information technology. In addition, our Board has determined that Mr. Heinrich qualifies as an Audit Committee financial expert.

Biography
Mr. Heinrich is the former Chief Financial Officer of The Clorox Company. He held that position and other senior leadership positions at The Clorox Company from 2001 to 2011. Prior to that, he served as the Senior Vice President and Treasurer of Transamerica Finance Corporation from 1996 to 2001; Senior Vice President, Treasurer and Controller of Granite Management Company from 1994 to 1996; Senior Vice President, Controller and Chief Accounting Officer of First Nationwide Bank from 1986 to 1994; and Senior Audit Manager at Ernst & Young from 1978 to 1986.

PAUL C. HILAL Founder and Chief Executive Officer of Mantle Ridge LP | Age 59	Director since 2022 Independent Vice Chair of the Board Board Committees: ▪ Compensation ▪ Finance ▪ Nominating & Governance
Other Public Company Board Experience
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CSX Corporation (since 2017)

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Air Products and Chemicals, Inc. (since 2025)

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Aramark Corporation (2019 to 2023)

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Canadian Pacific Railway Limited (2012 to 2016)

Key Skills, Experience and Expertise:
Mr. Hilal brings to our Board substantial experience enabling companies to successfully effect value-creating change. His experience as a value investor, capital allocator and engaged steward during corporate transformations, in addition to his knowledge of the Company, enables him to contribute to the Board and its mission in unique and extremely valuable ways. Additionally, Mr. Hilal’s experience serving on the boards of multiple public companies allows him to provide key strategic perspectives to the Board.

Biography
Mr. Hilal is the Founder and Chief Executive Officer of Mantle Ridge LP, an investment fund. Prior to launching Mantle Ridge LP, Mr. Hilal served as a Partner and Senior Investment Professional at Pershing Square Capital Management from 2006 to 2016, Managing Partner at Caliber Capital Management from 2002 to 2005, Partner at Hilal Capital Management from 1998 to 2001 and Acting Chief Executive Officer of WorldTalk Communications Corporation from 1999 to 2000. Mr. Hilal currently serves on the Board of Directors of CSX Corporation and Air Products and Chemicals, Inc.

TIMOTHY A. JOHNSON Former Chief Financial and Administrative Officer of Victoria’s Secret & Company | Age 59	Director since 2025 Independent Board Committees: ▪ Finance ▪ Sustainability and CSR	Other Public Company Board Experience ▪ Brinker International, Inc. (since 2025) ▪ Driven Brands Holdings Inc. (since 2026) ▪ The Aaron’s Company, Inc. (2021 to 2024)

Key Skills, Experience and Expertise:
Mr. Johnson brings to our Board more than 30 years of retail leadership experience. He is an esteemed financial leader who provides a strong understanding of today’s competitive retail landscape.

Biography
Mr. Johnson is the former Chief Financial and Administrative Officer of Victoria’s Secret & Company, a position he held from 2021 to 2025. He previously served as Chief Financial and Administrative Officer of Big Lots Incorporated from 2015 to 2019 and Chief Financial Officer from 2012 to 2015, and he held various other executive roles from 2000 to 2012. Earlier in his career, he held senior level roles at The Limited, Inc. and began his career in public accounting as a Certified Public Accountant for Coopers & Lybrand. Mr. Johnson is the Managing Director of his own consulting firm, Fairway Consulting LLC. He currently serves on the Board of Directors of Brinker International, Inc. and Driven Brands Holdings Inc.

EDWARD J. KELLY, III Retired Chairman of the Institutional Clients Group of Citigroup, Inc. | Age 72	Director since 2022 Independent Chairman of the Board Board Committees: ▪ Compensation ▪ Nominating & Governance, Chair ▪ Sustainability and CSR	Other Public Company Board Experience ▪ Citizens Financial Group, Inc. (since 2019) ▪ Metlife, Inc. (2015 – 2025) ▪ CSX Corporation (2002 to 2019) ▪ XL Group (2014 to 2018)

Key Skills, Experience and Expertise:
Mr. Kelly brings to our Board business, strategic, financial and legal acumen and extensive leadership expertise. His experience includes key roles in building a client-centric model and managing the global operations of a major financial institution. In addition, he provides a local perspective as a long-time Virginia resident and lecturer at the University of Virginia School of Law.

Biography
Mr. Kelly is the former Chairman of the Institutional Clients Group of Citigroup, Inc. He served in that role and other senior leadership positions at Citigroup, Inc. from 2008 to 2014, including Chairman of Global Banking, Vice Chairman, Chief Financial Officer and Head of Global Banking, President and Chief Executive Officer of Citi Alternative Investments. Prior to Citigroup, Mr. Kelly served as Managing Director of The Carlyle Group from 2007 to 2008, Vice Chairman of PNC Financial Services Group, Inc. in 2007, Chairman and Chief Executive Officer of Mercantile Bankshares Corporation from 2001 to 2007, Managing Director of J.P. Morgan from 1995 to 2001, General Counsel of J.P. Morgan from 1994 to 1995 and Partner at Davis Polk & Wardwell, LLP from 1988 to 1994.

DIANE E. RANDOLPH Former Chief Information Officer of Ulta Beauty | Age 71	Director since 2023 Independent Board Committees: ▪ Audit ▪ Finance	Other Public Company Board Experience ▪ Shoe Carnival, Inc. (since 2021) ▪ Core Mark Holding Company (2020 to 2021)

Key Skills, Experience and Expertise:
Ms. Randolph brings to our Board substantial experience in the areas of information technology and business transformation, in addition to her experience serving as a director on boards of several public and private companies. Ms. Randolph provides valuable insight and perspective as the Company develops and implements new technologies and systems.

Biography
Ms. Randolph is the Former Chief Information Officer of Ulta Beauty. She held that position from 2014 to 2020. Prior to that, she served as the Chief Information Officer of Reitmans Canada Limited from 2008 to 2014 and Director of Merchandise Business Process from 2005 to 2008. Earlier in her career she served as Vice President of Software Development at Aptos, LLC (formerly known as STS Systems). Ms. Randolph currently serves on the Board of Directors of the Shoe Carnival, Inc.

BERTRAM L. SCOTT Former President and Chief Executive Officer of Affinity Health Plan | Age 75	Director since 2022 Independent Board Committees: ▪ Audit ▪ Sustainability and CSR
Other Public Company Board Experience
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Equitable Holdings, Inc. (since 2019)

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Lowe’s Companies, Inc. (since 2015)

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Becton, Dickinson and Company (since 2002)

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Alliance Bernstein (2020 to 2022)

Key Skills, Experience and Expertise:
Mr. Scott brings to our Board his substantial corporate governance and business expertise, in addition to extensive experience serving as a director on the boards of several large, complex, publicly-traded companies, as well as serving as chair of several board committees. Mr. Scott draws on his professional experiences to provide perspective to the boards on which he serves with respect to development and the implementation of strategy, mergers and acquisitions, merger integration, and sales and marketing. In addition, the Board has determined that Mr. Scott qualifies as an Audit Committee financial expert.

Biography
Mr. Scott is a retired health care executive who formerly served as Senior Vice President of Population Health and Value Based Care at Novant Health from 2015 to 2019 and as President and Chief Executive Officer of Affinity Health Plan from 2012 to 2014. Prior to that, Mr. Scott served as the President, US Commercial at CIGNA Corporation from 2010 to 2011 and held multiple executive leadership roles at TIAA-CREF from 2000 to 2010, including President and Chief Executive Officer. Mr. Scott currently serves on the Board of Directors of Equitable Holdings, Inc., Lowe’s Companies, Inc. and Becton, Dickinson and Company.

STEPHANIE P. STAHL Former Global Marketing & Strategy Officer of Coach, Inc. | Age 59	Director since 2018 Independent Board Committees: ▪ Nominating & Governance ▪ Sustainability and CSR, Chair	Other Public Company Board Experience ▪ Carter’s, Inc. (since 2022) ▪ Newell Brands Inc. (since 2023) ▪ Edgewell Personal Care Company (since 2024) ▪ Knoll, Inc. (2013 to 2021)

Key Skills, Experience and Expertise:
Ms. Stahl brings to our Board significant experience in marketing, data analytics, digital strategy, sustainability and brand development. Ms. Stahl has spent her career focused on the retail/consumer sector with extensive experience in developing, executing and optimizing major change initiatives including fundamental business transformation, mergers and acquisitions, and post-merger integrations.

Biography
Ms. Stahl is the former Global Marketing and Strategy Officer of Coach, Inc. She held that position from 2012 to 2015. Prior to that, she served as the Chief Executive Officer of Tracy Anderson Mind & Body, LLC from 2010 to 2011, Executive Vice President, Chief Marketing Officer of Revlon, Inc. from 2003 to 2006, and Partner and Managing Director of The Boston Consulting Group, Inc. from 1998 to 2003. Ms. Stahl is also the Founder of her investment and advisory company, Studio Pegasus LLC. Ms. Stahl serves on the Board of Directors of Carter’s Inc., Newell Brands Inc., and Edgewell Personal Care Company.

Nomination and Election Process
All of our Directors are elected annually by a majority of votes cast in uncontested director elections and by a plurality of votes in contested elections. Candidates for nomination by our Board are recommended by our Nominating and Governance Committee. Our Nominating and Governance Committee considers candidates recommended by shareholders and, occasionally, the Committee may engage search firms to assist the Committee in identifying potential Board nominees. Shareholders may recommend candidates for the Nominating and Governance Committee to consider by submitting a written notice in accordance with the procedures described under “Shareholder Nomination of Directors” on page 83.
As described in our Corporate Governance Guidelines, the Nominating and Governance Committee will consider several factors when considering a candidate for nomination, including:
• the candidate’s ability to help the Board create shareholder wealth	• the need of the Board for directors having relevant knowledge and a diversity of experiences
• the candidate’s ability to represent the interests of shareholders	• whether the candidate is a significant shareholder of the Company
• the personal qualities of leadership, character and business judgment of the candidate	• whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings
Incumbent Directors nominated for reelection are subject to the director resignation policy included in our Corporate Governance Guidelines.
The election of our Directors is subject to the terms of a Stewardship Framework Agreement entered into by the Company and affiliates of Mantle Ridge, LP, a registered investment advisory firm, which has a combined beneficial ownership interest of approximately 7.0% of the Company’s outstanding shares of common stock. Pursuant to the Stewardship Framework Agreement, if Mr. Hilal cannot serve or ceases to serve on the Board during the term of the Stewardship Framework Agreement, Mantle Ridge will have the right to designate a replacement, subject to certain conditions set forth in the Stewardship Framework Agreement. The Stewardship Framework Agreement is more fully described in, and is attached as an exhibit to, the Company’s Current Report on Form 8-K filed on March 8, 2022 with the SEC.
The Board believes that the strategic business interests of the Company are best served when Board members are able to offer a diverse set of perspectives and individual life experiences, including with respect to geographic location, employment history, and experience in areas such as operations, finance, accounting, technology, marketing, merchandise, human capital management and talent development. The Nominating and Governance Committee endeavors to seek qualified candidates who offer such perspectives and experience, regardless of race, sex, or other protected characteristic. Our Board nominees include three women and one person of color. The Board and the Nominating and Governance Committee shall not have diversity quotas or make decisions based on race, sex or other protected characteristics.
Board Tenure and Refreshment
The Board does not believe it should formally limit the number of terms for which an individual may serve as a director at the outset of a director’s appointment. Directors who have served on the Board for an extended period of time can provide valuable insight into the operations and future of the Company and matters of Board oversight based on their experience with and understanding of the Company’s history, policies and objectives. Nevertheless, the Board strongly values fresh insight and novel approaches provided by new or recently appointed directors.

In the past several years, the director nominees has been engaged in an effort to achieve a “fit-for-purpose” Board which has included the retirement and replacement of the majority of our incumbent directors. The current tenure profile of our director nominees consists of one director with five to ten years in tenure and nine directors with less than five years in tenure.
Board Commitments
Our Board is comprised of members with valuable experience gained from service on the boards of directors of other public companies, including companies in the retail industry. When making its recommendations for director nomination, the Nominating and Governance Committee considers the value of experience gained through service on other boards and conducts a rigorous review of the demands that such service may have on the director’s time. As set forth in our Corporate Governance Guidelines, as a general rule, the Nominating and Governance Committee will not recommend the election or reelection of an individual who (i) serves on more than four public company boards, other than the Company, or (ii) serves as the chief executive officer of a public company and serves on more than two public company boards, other than the Company. All of our nominees satisfy this rule.
In 2026 our Nominating and Governance Committee oversaw an annual performance review of our Board and its members that considered a number of factors including meeting attendance, preparation and director engagement with the Board and management. As part of this process, the Committee and the Board assessed our nominees for reelection and affirmed that each nominee has demonstrated that they are capable of devoting the necessary time to successfully meet their duties and otherwise fulfill the responsibilities required of directors in 2026, taking into account their principal occupation and membership and leadership positions on other boards.

CORPORATE GOVERNANCE AND OUR BOARD
Board Meetings and Attendance
The Board of Directors has scheduled four regular meetings in 2026 and recently held one of these meetings in March 2026. In addition, the Board will hold special meetings when Company business requires, and informational update calls are periodically conducted during the year.
In fiscal 2025, the Board met six times, the Nominating and Governance Committee met three times, the Audit Committee met eight times, the Compensation Committee met six times, the Finance Committee met four times and the Sustainability and Corporate Social Responsibility Committee met three times. Each member of the Board attended more than 75% of all Board meetings and meetings of committees of which he or she was a member.
We expect each of our directors to attend the annual meeting of our shareholders. All of our then incumbent directors were in attendance at the 2025 annual meeting of our shareholders.
Independence
Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board from the management of our Company. With the exception of Mr. Creedon, all members of our Board have been determined by our Board to be independent directors within the applicable listing standards of the Nasdaq Stock Market. All members of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee are independent under Nasdaq listing standards.
The independent members of our Board meet multiple times each year in private sessions without management present. In addition, the Chairman, who has been granted robust leadership powers, may call special meetings of the independent members without management present.
Board Leadership Structure
Our Board is led by our Chairman and our Vice Chairman, both of whom are independent members of our Board. In November 2024, Edward J. Kelly, III was elected as Chairman by the independent directors. The Company no longer has a lead independent director as that position is only required under our Corporate Governance Guidelines when our Chairman is not independent.
The Board has determined that its current leadership structure is the most appropriate for Dollar Tree and its shareholders. Mr. Kelly is a distinguished executive with substantial business, strategic, financial, and legal acumen and served as the Company’s lead independent director from March 2022 until his election as Chairman in November 2024. In his prior role as lead independent director of the Board, he had robust leadership authority and responsibilities and facilitated the active engagement of our independent directors in the various aspects of the Board’s work and governance. We believe the functioning of our Board is enhanced by having Mr. Kelly as Chairman, Mr. Hilal as Vice Chairman, and Mr. Creedon as CEO.
As part of the Company’s ongoing commitment to corporate governance, the Board annually considers its leadership structure.

Board Committees
The Board has five standing committees, each comprised solely of independent directors. These committees operate under written charters which are available under the Investors tab on our corporate website at corporate.dollartree.com. The current Board committees and committee assignments are as follows:
Director	Independent Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee	Sustainability and CSR Committee
Michael C. Creedon, Jr.
William W. Douglas III	■	C	■
Cheryl W. Grisé	■		C	■
Daniel J. Heinrich	■	■			C
Paul C. Hilal	■		■	■	■
Timothy A. Johnson	■				■	■
Edward J. Kelly, III	■		■	C		■
Jeffrey G. Naylor	■	■			■
Diane E. Randolph	■	■			■
Bertram L. Scott	■	■				■
Stephanie P. Stahl	■			■		C
C = Committee Chair ■ = Member

Description of Committees
Audit Committee		8 meetings held in Fiscal 2025

Primary duties and responsibilities:
•
Financial Reporting and Internal Control Structure. Monitoring the Company’s legal compliance, financial reporting processes and internal control systems and overseeing the Company’s audit processes and strategies.

•
Independent Auditor. Appointing and evaluating the Company’s independent auditor, including pre-approving audit and non-audit fees to be paid to the independent auditor.

•
Internal Audit. Overseeing the Company’s internal audit processes, including participating in the planning of the audit efforts of the internal audit and finance departments.

•
Enterprise Risk Assessment. Reviewing the Company’s practices with respect to risk assessment and risk management, including financial, operational, information security, data privacy, business continuity and legal and regulatory risks.

•
Compliance and Ethics. Reviewing the Company’s legal compliance processes, including its ethics and compliance program, and disclosures and systems of internal controls relating to legal compliance and ethics.

•
Related Party Transactions. Reviewing and overseeing any related party transactions and the reporting of any related party transactions.

Committee Members	▪ William W. Douglas III (Chair) ▪ Diane Randolph	▪ Daniel Heinrich ▪ Bertram Scott	▪ Jeffrey G. Naylor
Independence and Financial Expertise: The Board, after review of each individual’s employment experience and other relevant factors, has determined that all members of the committee satisfy the applicable standards of the Nasdaq Stock Market and SEC regulations for membership on the Audit Committee and that William W. Douglas III, Daniel Heinrich, Jeffrey Naylor and Bertram Scott are qualified as audit committee financial experts within the meaning of SEC regulations.
Compensation Committee		6 meetings held in Fiscal 2025

Primary duties and responsibilities:
•
Executive Compensation. Establishing the compensation philosophy, structures and arrangements for our executive officers, including reviewing and approving our executive compensation benefits and programs.

•
Compensation of Directors. Reviewing and recommending to the Board the benefits and compensation plans and programs for the independent members of the Board.

•
Independent Compensation Consultant. Retaining independent compensation consultants to advise the Committee when appropriate.

•
Human Capital Management. Reviewing our initiatives with respect to hiring, human capital management, talent development and retention of key personnel.

•
Compensation Risk Assessment. Reviewing the Company’s incentive compensation policies and practices to assess whether such policies or practices encourage excessive risk-taking.

•
Executive Stock Ownership. Reviewing the executive officers’ stock ownership levels to ensure compliance with the Company’s stock ownership policy.

Committee Members	▪ Cheryl Grisé (Chair) ▪ Edward J. Kelly, III	▪ William W. Douglas III	▪ Paul Hilal
Independence: All members of the committee satisfy the independence standards of the Nasdaq Stock Market and SEC regulations.

Nominating and Governance Committee		3 meetings held in Fiscal 2025

Primary duties and responsibilities:
•
Board Composition and Governance Structure. Reviewing and making recommendations to the Board on the size, composition and experience-related needs of the Board and overseeing our governance structure, including the structure of the Board and the governing documents and policies.

•
Board Candidates. Identifying, screening and recommending candidates to be nominated or appointed by the Board, including the re-nomination of any currently serving director.

•
Lead Independent Director. If the Chairman of the Board is not independent, recommending an independent director to be appointed as Lead Independent Director.

•
Committee Assignments. Reviewing periodically the membership and Chair of each committee of the Board and recommending committee assignments to the Board, including rotation or reassignment of any Chair or committee member.

•
Conflicts and Waivers. Reviewing and resolving requests for waivers from directors of any provision of the Company’s Code of Conduct and any actual or potential conflicts of interest between the Company and any member of the Board.

•
Annual Performance Evaluations. Establishing processes for use by each of the Board’s standing committees to conduct annual self-assessments and leading the Board in its annual performance self-assessment.

•
Shareholder Engagement. Overseeing the Company’s shareholder engagement policy, monitoring shareholder communications with the Board on topics related to governance and recommending to the Board any actions the Committee deems appropriate.

Committee Members	▪ Edward J. Kelly, III (Chair) ▪ Stephanie Stahl	▪ Cheryl Grisé	▪ Paul Hilal
Independence: All members of the committee satisfy the independence standards of the Nasdaq Stock Market.
Finance Committee		4 meetings held in Fiscal 2025

Primary duties and responsibilities:
•
Capital Structure. Reviewing and advising the Board on the Company’s capital structure and allocation.

•
Financial Transactions. Reviewing and advising the Board on significant financing and related transactions.

•
Real Estate Transactions. Reviewing and advising the Board on financial considerations relating to the leasing, purchase, sale, conveyance and other acquisition and disposition of stores, facilities and real property.

•
New Store Openings. Reviewing and evaluating new store openings and performance.

•
Annual Budget. Reviewing and advising the Board on the annual operating plan and capital budget and advising the Board on major capital projects and commitments.

•
Acquisitions and Divestitures. Reviewing and advising the Board on acquisitions and divestitures and supporting the Board’s review with management of previously effected acquisitions and divestitures.

Committee Members	▪ Daniel Heinrich (Chair) ▪ Jeffrey G. Naylor	▪ Paul Hilal ▪ Diane Randolph	▪ Timothy A. Johnson
Independence: All members of the committee are independent.

Sustainability and Corporate Social Responsibility (CSR) Committee		3 meetings held in Fiscal 2025

Primary duties and responsibilities:
•
Sustainability. Overseeing our strategies, policies and initiatives with respect to environmental issues and impacts.

•
Corporate Responsibility. Overseeing our strategies, policies and initiatives with respect to social issues and impacts, including those related to associate health and safety, workplace safety and violence prevention, workplace environment and culture, philanthropy, and community and governmental engagement and relations.

•
Human Capital Management. Overseeing our strategies and policies related to human capital management, including matters such as culture and belonging, recruiting and selection, and talent development and retention of the Company’s workforce.

•
Corporate Sustainability Disclosures. Reviewing our disclosures relating to sustainability, human capital and corporate responsibility topics, including our Sustainability and Social Impact Report.

•
Shareholder and Stakeholder Engagement. Overseeing our approach to shareholder and stakeholder engagement on sustainability and corporate responsibility matters.

•
Company Performance. Monitoring our performance against selected external sustainability and human capital indexes and internal metrics.

Committee Members	▪ Stephanie Stahl (Chair) ▪ Bertram Scott	▪ Timothy A. Johnson	▪ Edward J. Kelly, III
Independence: All members of the committee are independent.
Board’s Role in Risk Oversight
Our Board is actively involved in overseeing enterprise risk, primarily through the assistance of its committees, which address the risks within their areas of responsibility as provided in the committee charters or otherwise delegated by the Board to those committees. Each committee reports matters relating to risk to the full Board as necessary. In addition, the Chairman is responsible for facilitating director input and discussion regarding risks to the Company’s business.

Oversight of Information Security Risk Management
The security of information shared with us by our customers, vendors and associates is important to us. We employ a comprehensive multi-layer approach in the implementation of our cybersecurity practices, including systems designed to prevent, detect and manage material risks from unauthorized access to our digital information systems.
The Board’s oversight of the Company’s information security and data privacy systems and processes and our investments in information technology infrastructure is monitored and overseen by our Audit Committee and Finance Committee. Our Audit Committee oversees the Company’s management of risks relating to information security and data privacy. The Audit Committee receives regular updates from management throughout the year on cybersecurity topics, including reports on the Company’s risk exposures related to information security and data privacy as well as any relevant mitigation or remediation tactics being implemented. Our Chief Information Security Officer serves as the designated executive leader for cyber or data-related incident response activities. Our Finance Committee monitors the Company’s investments in information technology systems. Our information technology team led by our Chief Information Officer has invested in internal and external resources to support and enhance our technology infrastructure over the next several years. The Finance Committee receives regular updates on our information technology investments and management’s plans for improving our systems and processes.
Oversight of Environmental and Social Sustainability and Responsibility
Dollar Tree is committed to environmental and social sustainability for our associates, customers and communities. Our Board and management recognize the importance of assessing and planning for how a changing climate could impact our operations, supply chain, and other environmental and social risks in our business. The Sustainability and CSR Committee is primarily responsible for overseeing the Company’s social, environmental and safety programs that affect our associates, customers and other stakeholders. The Sustainability and CSR Committee receives regular reports on various human capital management topics, including talent development and retention, culture and belonging, and associate engagement surveys and activities. The Sustainability and CSR Committee also provides guidance and oversight in developing our environmental and social goals, strategies and improvements in our workplace safety programs.
The development and implementation of our social and environmental strategies and initiatives are led by members of our executive leadership team and our Chief Sustainability and Corporate Affairs Officer with engagement and support from business leaders throughout our organization. We report on our environmental and social sustainability strategies, initiatives and progress in our annual Sustainability and Social Impact Report, which can be found on our website along with relevant policies.
Code of Conduct
Our Board has adopted a Code of Conduct for all our associates, including our directors, officers and employees, including our Chief Executive Officer and senior financial officers. The Code of Conduct reflects our commitment to conducting business in an ethical and lawful manner. Among other things, our Code of Conduct addresses such topics as honesty and integrity, workplace safety and belonging, relationships with our customers and our vendors, sustainability and environmental responsibility, compliance with laws, and the protection of Company assets.
Our Code of Conduct may be viewed at our investor relations website. In addition, a printed copy of the Code will be provided to any shareholder upon request submitted to the Corporate Secretary at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320. Any amendments to, or waivers of, the Code of Conduct applicable to our directors, executive officers, principal accounting officer or controller or persons performing similar functions, will be posted on our investor relations website.

Shareholder Engagement Policy
Dollar Tree believes that effective corporate governance includes regular, constructive conversations with our shareholders. The Board’s commitment to shareholder engagement is reflected in the Shareholder Engagement Policy included in its Corporate Governance Guidelines. Under the policy, our senior executive officers and the Investor Relations Department are primarily responsible for our communications and engagement with shareholders and the investment community. Our Corporate Secretary serves as the primary liaison with shareholders on governance matters and our Chief Sustainability and Corporate Affairs Officer regularly engages with shareholders and other stakeholders on environmental and social matters. Management is responsible for promptly reporting to the Board all material shareholder comments and feedback it receives.
Our Board also believes that in appropriate cases, Board-level participation in dialogue with shareholders on matters of significance can be an effective means of promoting mutual understanding and enabling the Board to be informed as to shareholder perspectives. Our Chairman regularly participates in dialogue with shareholders and on certain matters the Chairs of relevant Board committees may also participate.
Shareholders and other interested parties seeking to engage with us may send correspondence by mail to Dollar Tree Board of Directors, c/o Corporate Secretary, 500 Volvo Parkway, Chesapeake, VA 23320, or by email to CorpSecy@DollarTree.com.

DIRECTOR COMPENSATION
Director compensation is established by the Board of Directors and periodically reviewed. The table below sets out the compensation structure for non-employee directors in fiscal year 2025. The non-employee director compensation was designed to:
•
Simplify and streamline non-employee director compensation;

•
Provide for at least 50% of the annual retainer to be awarded as equity, consistent with market practice and good governance and to align directors’ interests with those of shareholders;

•
Recognize the responsibility and workload expected of the Chairman, Chairs of the standing committees, and the Lead Independent Director (if any), while generally maintaining an overall market competitive level of non-employee director compensation; and

•
Support an equitable allocation of committee Chair and member responsibility and workload.

The Compensation Committee, with the support of its compensation consultant, Meridian Compensation Partners, periodically conducts peer benchmarking reviews of the non-employee director compensation program for alignment with market practices and competitiveness.
Compensation Element	Non-Employee Director Compensation
Retainer	• Annual cash retainer $150,000 • Annual equity award $150,000 • Total annual retainer $300,000
Independent Chairman	• Annual cash retainer $100,000 • Annual equity award $100,000 • Total annual retainer $200,000
Audit Committee Chair	$40,000
Compensation Committee Chair	$35,000
Nominating and Governance Committee Chair	$35,000
Finance Committee Chair	$30,000
Sustainability and Corporate Social Responsibility Committee Chair	$30,000
Committee Members	No committee member fees
Meeting Fees	No meeting fees
The Board may also authorize additional fees for ad hoc committees, if any, from time to time. No such fees were paid to our directors in fiscal 2025. We do not offer non-equity incentives or pension plans to non-employee directors.
Directors may elect to defer receipt of all or a portion of their Board and committee fees to be paid at a future date. Deferral elections are made pursuant to the Non-Employee Director Deferred Compensation Program (the “Deferral Program”). The Deferral Program operates in conjunction with, and under the authority of, the 2021 Omnibus Plan and allows deferral of fees into cash or shares of common stock.
Under the Deferral Program, deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred, the form of payment, the date on which payment will commence and in the case of deferral into cash or stock, whether the payout shall be in installments or lump sum. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect.
The following table shows compensation paid to each non-employee director who served as a director during fiscal year 2025. Directors who serve as executive officers of the Company do not receive director compensation (compensation information for Mr. Creedon can be found beginning on page 44).
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William W. Douglas III	195,069	200,959	—	396,028
Cheryl W. Grisé	185,000	150,000	—	335,000
Daniel J. Heinrich	180,000	150,000	—	330,000
Paul C. Hilal(3)	—	—	—	—
Timothy A. Johnson	163,750	200,959	—	364,709
Edward J. Kelly, III	285,000	250,000	—	535,000
Mary A. Laschinger(4)	37,500	—	—	37,500
Jeffrey G. Naylor	160,000	150,000	—	310,000
Diane E. Randolph	150,000	150,000	—	300,000
Bertram L. Scott	150,000	150,000	—	300,000
Stephanie P. Stahl	180,000	150,000	—	330,000

(1)
This column shows amounts earned for retainers and fees, including fees paid to Chairs of the standing committees, not reduced for deferrals.

(2)
This column includes the grant date fair value of shares granted on (i) April 1, 2025 to Messrs. Douglas and Johnson as a pro rata grant of the annual equity award for the period beginning on February 27, 2025 through June 30, 2025 and (ii) July 1, 2025 to all non-employee directors who were serving on July 1, 2025 pursuant to the annual director equity awards. The number of shares were determined by dividing the value of the equity award by the Company’s closing share price on the date of grant ($75.34 on April 1, 2025 and $101.50 on July 1, 2025).

(3)
Mr. Hilal has waived all fees and stock awards for service as a director.

(4)
Ms. Laschinger retired from the Board at the 2025 annual meeting of shareholders.

The following table shows, for each of our non-employee directors, amounts deferred in fiscal year 2025, the number of shares underlying those deferrals and the aggregate number, as of January 31, 2026, of outstanding stock options, including options obtained through deferral of fees (all of which are fully vested), and deferred shares:
Name	Amounts Deferred in 2025 ($)(1)	Shares Underlying Amounts Deferred in 2025 (#)	Total Deferred Shares (#)	Options Outstanding, including Options Acquired through Deferral of Fees (#)(2)	Total Shares Underlying Options and Deferred Amounts (#)
William W. Douglas III	—	—	—	—	—
Cheryl W. Grisé	288,750	3,059	11,441	—	11,441
Daniel J. Heinrich	—	—	3,328	—	3,328
Paul C. Hilal	—	—	—	—	—
Timothy A. Johnson	—	—	—	—	—
Edward J. Kelly, III	400,000	4,050	12,626	—	12,626
Mary A. Laschinger	—	—	—	—	—
Jeffrey G. Naylor	150,000	1,478	6,454	2,803	9,257
Diane E. Randolph	—	—	1,399	—	1,399
Bertram L. Scott	150,000	1,478	5,135	—	5,135
Stephanie P. Stahl	330,000	3,383	14,023	—	14,023

(1)
This column shows the dollar amount of retainers and fees deferred in fiscal 2025 under the Deferral Program. Directors were permitted to defer a portion or all of their fees into a deferred cash account or common stock equivalents (which we call “deferred shares”), as more fully described in the narrative in this section.

(2)
Prior to June 30, 2023, deferral elections were made pursuant to the 2013 Director Deferred Compensation Plan, which also permitted the deferral of fees into non-statutory stock options.

Director Stock Ownership Requirements
In November 2022, the Board enhanced its stock ownership guidelines to require that each non-employee director should hold Dollar Tree stock worth no less than five (5) times the annual cash retainer paid to directors. Vested stock or stock units beneficially owned by the director, including stock or stock units held in the director deferred compensation programs, are counted in meeting the guidelines, but unexercised stock options are not counted toward meeting the requirement. Under our policy, each director has five years after he or she is first elected to the Board to meet the director stock holding requirements. As of April 2026, all of the directors who have been serving for five or more years are in compliance with the Company’s stock ownership guidelines.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed the following Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2026 annual meeting of shareholders.
SUBMITTED BY THE COMPENSATION COMMITTEE
Cheryl Grisé (Chair)	William W. Douglas III	Paul C. Hilal	Edward J. Kelly, III
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) discusses how our Named Executive Officers (“NEOs”) were compensated for fiscal 2025 and how their fiscal 2025 compensation aligned with our pay for performance philosophy. Our NEOs for fiscal 2025 are listed below.
2025 Named Executive Officers
Michael C. Creedon, Jr.	Chief Executive Officer
Stewart Glendinning	Chief Financial Officer
Jeffrey Davis	Former Chief Financial Officer(1)
Richard McNeely	Former Chief Merchandising Officer(2)
Bobby Aflatooni	Chief Information Officer
Steve Schumacher	Chief People Officer

(1)
Mr. Davis served as our Chief Financial Officer during a portion of fiscal 2025 through March 30, 2025.

(2)
Mr. McNeely served as our Chief Merchandising Officer through the end of fiscal 2025.

This CD&A has been organized into the following sections to describe our executive compensation program:
A.
Executive Summary—an overview of key accomplishments and improvements implemented in 2025.

B.
Compensation Principles—the fundamental tenets upon which our compensation program is built.

C.
Components of Executive Compensation—the specific elements of the 2025 executive compensation program.

D.
Compensation Governance—key policies that govern the operation of the plans.

It is important to read the CD&A in conjunction with the detailed tables and narrative descriptions under “Executive Compensation Tables” beginning on page 44 of this proxy statement.

A.
EXECUTIVE SUMMARY

Our associates are a vital part of our success. We recognize that to be successful our associates must be well trained, highly motivated and fully supported by our business. In 2025, we continued our commitment to building our culture by reinforcing our values of serving with accountability, inspiring belonging, championing empowerment, operating with excellence and acting with integrity.
2025 Business Performance and Strategic Initiatives
Fiscal 2025 was a transformative year for Dollar Tree, marked in large part by our sale of the Family Dollar business and our renewed focus on Dollar Tree. We continued to execute on our strategy to drive profitable growth for Dollar Tree as a standalone banner, including initiatives to expand and enhance our product assortment, manage costs with agility and discipline, strengthen our customer connection through data-driven marketing and other initiatives, open new stores and improve store conditions, operations and execution to enhance the experience for our customers and our associates, all supported by supply chain enhancements, disciplined financial management, and investment in our people. Despite the challenges of a volatile tariff environment in 2025, we grew total revenues by 10.4%, increased same-store sales by 5.3%, increased gross profit 12.2% and opened 402 new stores. The tariff environment and our efforts to mitigate the impacts of tariffs through various strategies significantly impacted our results of operations during 2025 and, as described in further detail below, influenced the performance achievement of our executives under our incentive compensation programs. See “Components of Executive Compensation —Annual Cash Bonus Incentives—2025 Corporate Performance Metrics.”
In 2025, our Compensation Committee implemented incentive programs to reward executives for superior performance relative to goals that align the interests of executives with the long-term interests of our shareholders. Improvements to revenue growth and operating income and our total shareholder return, relative to peers, are all components of our compensation program for 2025. In addition, our compensation program for 2025 was influenced by the significance of the foregoing strategic initiatives, notably the sale of the Family Dollar business, as our Compensation Committee sought to incentivize support of these initiatives and alignment with the best interest of shareholders and enhance retention amongst the leadership team.
Compensation Program for 2025
In late 2024 and early 2025, our Compensation Committee undertook a review of our executive compensation program to assess the compensation elements and practices that would be needed to continue to attract, retain and motivate the best executive leadership team considering, among other things, the strategic alternatives review for Family Dollar. The Compensation Committee met multiple times to consider program design and implementation, shareholder input, and current market practices with respect to executive compensation. In consideration of performance, market competitiveness and to enhance retention amongst the leadership team, the Compensation Committee approved the following modifications to the Executive Compensation Program Framework for fiscal 2025:
•
Increase the adjusted operating income metric weighting to 70% (from 60%) and decrease the adjusted total revenue metric to 30% for the annual cash incentive plan;

•
Eliminate the use of stock options; and

•
Remove adjusted total revenue as a performance metric for the performance-based restricted stock units (“PSUs”).

In consideration of these same factors, the Compensation Committee has not made changes to the incentive program for fiscal 2026 at this time. Our incentive program is described in detail below.

Framework of our 2025 Executive Compensation Program
▶	Base Salaries	The Compensation Committee increased base salaries based on various factors, including job performance and responsibility and market benchmarking.
▶	Management Incentive Compensation Plan
The Compensation Committee maintained the adjusted operating income metric (weighted 70%) and adjusted total revenue metric (weighted 30%) under our Management Incentive Compensation Plan (“MICP”) to support the Company’s strategic focus on profitable growth.
•
Through a rigorous process the Committee set annual targets, thresholds and maximums and payout curves for each performance metric that are designed to be motivating and challenging.

•
The adjusted operating income metric has a threshold payout for performance at 85% of the target and a maximum payout for performance at 112.5% of target.

•
The adjusted total revenue metric has a threshold payout for performance at 95% of target and a maximum payout for performance at 105% of target.

•
In addition, there is an adjusted operating income hurdle of $1,200 million (71% of target) which must be achieved for any payout to be earned under the plan.

▶	Long-Term Incentive Program Design
The mix of equity incentive awards consisted of 50% PSUs and 50% service-based restricted stock units (“RSUs”).
•
The PSU awards are designed to reward exceptional performance in achieving the Company’s strategic objectives.

•
The RSU awards align with share price, add balance to the long-term incentive mix, and support executive retention during a transformational period in light of the sale of the Family Dollar business. The RSUs vest ratably over a three-year period from the grant date.

▶	Long-Term Incentive Awards—PSU Goal	The Compensation Committee approved adjusted earnings per share as the performance metric for PSUs, measured over a three-year cumulative period, with a three-year total shareholder return (“TSR”) modifier, relative to peers (+/- 25%).

Compensation of Chief Executive Officer
Mr. Creedon was appointed as our interim Chief Executive Officer on November 3, 2024 and as our Chief Executive Officer on December 18, 2024. In connection with those appointments, the Board, upon the recommendation of the Compensation Committee after receiving the advice of Meridian Compensation Partners (“Meridian”), the Committee’s independent compensation consultant, made several changes to Mr. Creedon’s compensation for fiscal 2025 to better align with market practices.
In January 2025, Mr. Creedon’s annual base salary was increased to $1,300,000 and his target annual incentive under the MICP was increased to 150% of his base salary. In addition, he received annual long-term incentive awards in April 2025 with a total target value of $9,000,000 commensurate with the Company’s 2025 executive compensation program generally. In addition, Mr. Creedon entered into a revised Executive Agreement with the Company that reflects his role as Chief Executive Officer.
Shareholder Outreach and Role of Shareholder Say-on-Pay Votes
Shareholder outreach and engagement have been an important part of the development of our compensation program and the improvements that have been implemented over the years. Following substantial discussions and input from shareholders in 2022, the Compensation Committee identified additional opportunities for improvement of its annual and long-term incentive program that were implemented beginning with the 2023 executive compensation program. Shareholder feedback on our executive compensation program since that time has generally been supportive, with shareholders expressing support for the Company’s annual incentive design and metrics, long term incentive award mix, metrics and three-year performance periods.
In addition, the Compensation Committee values the feedback received from shareholders through our annual advisory vote on our executive compensation programs (the “Say on Pay Vote”). Our Compensation Committee carefully considers the level of voting support and the feedback received from shareholders. At the 2025 annual meeting, approximately 95% of votes cast were in support of our Say on Pay Vote. We believe that this level of approval of our executive compensation program indicates strong shareholder support for our compensation philosophy and goals.

B.
COMPENSATION PRINCIPLES

Our Compensation Program Philosophy and Objectives
For 2025, the Compensation Committee established an executive compensation program (the “2025 Executive Compensation Program”) based on a pay-for-performance philosophy that links a significant portion of the executive’s total compensation to the Company’s performance and share price.
The principal objectives of our compensation philosophy are to:
•
align the interests of executives with those of shareholders;

•
tie pay to performance;

•
focus executives on the long-term growth and profitability of our business;

•
recognize and reward achievement of corporate performance goals that create sustainable shareholder value;

•
attract, motivate and retain highly qualified executives;

•
unite the executive management team to a common objective; and

•
provide executive pay that is competitive with market.

Target Pay Mix
Consistent with our desire to align pay and performance, our Compensation Committee used the primary pay elements of our 2025 Executive Compensation Program (base salary, annual incentives and long-term incentives) to develop a target pay package for each executive that is more heavily weighted towards variable or at-risk pay. Through MICP and long-term equity incentives comprised of PSUs and RSUs, a significant portion of the pay is performance-based and therefore variable and at risk, which directly aligns the pay outcomes for our executives with the performance of the Company. To further align the 2025 Executive Compensation Program with long-term shareholder value, the Committee believes that long-term incentive compensation should be a substantial majority of our executive’s total compensation.

*
Other NEOs reflects the average of the NEOs compensation component as a percentage of their total target compensation based on base salary, target MICP and target long-term equity incentive value

Alignment of Pay and Performance
Our 2025 Executive Compensation Program is grounded in a pay-for-performance philosophy to align pay outcomes with the interests of our shareholders. The Compensation Committee regularly reviews compensation outcomes to ensure that our incentive plans operate to effectively align compensation with performance and with the creation of long-term shareholder value.
Performance goals in both our short- and long-term incentive plans are set at challenging levels to incentivize achievement of performance goals that drive long-term, sustainable shareholder value growth. When financial targets and performance goals are not met, performance-based incentive payments for our executives result in lower or zero payouts. We set relatively steep pay and performance curves for our short- and long-term incentive plans to give our executives meaningful downside risk and upside benefit if performance falls short of or exceeds the target. This aligns the executive’s pay with shareholder experience and expectations.

C.
Components of Executive Compensation

Executive Compensation Program Overview
The Compensation Committee has adopted a compensation program for executive officers that balances each executive’s total compensation between fixed and at-risk and between short-term and long-term incentive components.
The 2025 Executive Compensation Program consisted of market-competitive base salary tied to the executive’s individual performance, experience and scope of responsibility, an annual cash bonus opportunity under our MICP and long-term equity incentives in the form of PSUs and RSUs.
2025 Executive Compensation Program
Element	Vehicle Description & Strategic Role
Base Salary	• Helps attract and retain executives through market-competitive base pay • Based on individual performance, experience and scope of responsibility
Management Incentive Compensation Plan
•
Encourages achievement of short-term financial performance metrics that create shareholder value

•
Cash bonus incentives in 2025 were based 70% on adjusted operating income and 30% on adjusted total revenue goals which are designed to promote profitable growth

Long-Term Equity Incentive Awards
•
Long-term incentive compensation composed of equity awards: 50% in PSUs and 50% in RSUs

•
PSUs incentivize executives to drive financial performance toward long-term objectives and strengthen alignment with shareholders

•
PSUs awarded in 2025 were based on a three-year cumulative goal for adjusted earnings per share, with a three-year relative TSR modifier (+/- 25%)

•
RSU awards create a retention incentive through multi-year vesting and robust stock ownership guidelines

In addition, we provide certain perquisites to our executives, principally to allow them to devote more time to our business and to promote their health and safety. Additional information on our perquisites is provided in the footnotes and tables that follow the “Summary Compensation Table” on page 44. We also provide our executives with the benefits that are commonly available to our full-time associates, including participation in our retirement savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.
Base Salary
Our base salary philosophy is to provide reasonable current income to our named executive officers at a market competitive level to attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies. Base salaries are reviewed annually, and adjustments are made as required to recognize individual performance, increased individual experience, expanded scope of role and changes in the competitive marketplace.
In early 2025, the Compensation Committee increased the base salary of Mr. Creedon, our then newly-promoted Chief Executive Officer, to $1,300,000 in recognition of his permanent role and to better align with market practices. In connection with our appointment of Mr. Glendinning as Chief Financial Officer, also in early 2025, the Compensation Committee approved a base salary of $950,000.

The Compensation Committee, with the assistance of Meridian, approved base salary amounts for the remaining executive officers in March 2025. In determining the base salaries for 2025, the Compensation Committee considered market data from the peer group and retail industry peers, data on salary increases for executives and other relevant internal factors such as individual performance, scope of responsibility and criticality of the role. Mr. Schumacher’s base salary was increased as a result of his promotion to Chief People Officer in late 2024.
Executive	FY2024 Base Salary	FY2025 Base Salary	% Increase
Michael C. Creedon, Jr.	$950,000	$1,300,000	36.8%
Stewart Glendinning	—	950,000	N/A
Richard McNeely	974,000	974,000	0.0%
Bobby Aflatooni	675,000	695,000	3.0%
Steve Schumacher	500,000	600,000	20.0%
Annual Cash Bonus Incentives
We provide our executive officers with the opportunity to earn annual cash incentives under the MICP. These incentives are designed to encourage the achievement of corporate financial objectives and to reward our executive officers for the significant impact they make on our corporate results.
2025 MICP Opportunities
Executive MICP opportunities are set as a percentage of salary. In 2025, the Compensation Committee determined that the payment of MICP bonuses for the named executive officers would be based on two metrics: adjusted operating income (weighted 70%) and adjusted total revenue (weighted 30%). The 2025 incentive targets were set using the market data provided from the peer group and our assessment of appropriate targets within our management structure.
The Company performance goals under the MICP are generally derived from operating income and total revenue targets in the annual budget as approved by the Board of Directors at the beginning of the fiscal year. Thus, these performance goals are consistent with the Board’s overall outlook of the Company’s potential performance over a one-year horizon. The performance targets are intended to be challenging but achievable with significant effort and serve to focus our management team on a common goal while aligning efforts with shareholder interests.
The metrics chosen for the MICP are designed to encourage achievement of financial performance that is strategically important and creates sustainable shareholder value, and they are important metrics for evaluating the performance of retail companies. The definitions of adjusted operating income and adjusted total revenue used by the Committee are provided on page 33.
Payouts under the MICP were determined as follows for 2025:

2025 Corporate Performance Metrics
The following tables summarize the adjusted operating income and adjusted total revenue targets set by the Compensation Committee for 2025 and the potential payout percentages for MICP awards based on the percentage of the adjusted operating income target and adjusted total revenue target attained; provided, however, that no payout will be paid for either metric if adjusted operating income is below $1,200 million (71% of the target).
Adjusted Operating Income (70% of potential MICP Payout)
% of Corporate Performance Target Achieved	2025 Performance Target ($ millions)		Potential Payout Percentage
Below 85.0%	<$	1,442.0	0%
85%		$1,442.0	50%
100%		$1,696.5	100%
112.5% or above		$1,908.6	200%
Adjusted Total Revenue (30% of potential MICP payout)
% of Corporate Performance Target Achieved	2025 Performance Target ($ millions)		Potential Payout Percentage
Below 95.0%	<$	18,141.0	0%
95%		$18,141.0	50%
100%		$19,095.8	100%
105% or above		$20,050.6	200%

The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual financial results are available, generally in March or April. The amount of the MICP awards must be determined and approved by the Compensation Committee which considers the Company’s overall financial results and the level of performance achievement. The Compensation Committee may, in its sole discretion, decrease the amount of MICP awards that may otherwise be payable upon the attainment of the applicable performance goals.
The definition of adjusted operating income and adjusted total revenue approved by the Compensation Committee for purposes of measuring the 2025 target performance under the MICP excludes the impact of the following, to the extent unbudgeted and approved by the Compensation Committee: (i) Canadian currency fluctuations; (ii) changes in accounting policies, practices and pronouncements; (iii) non-cash goodwill and intangible impairment charges; (iv) expenses incurred with respect to future mergers, acquisitions, or divestitures; (v) significant board-approved strategic changes; (vi) any cost or expense in excess of $5 million in the aggregate related to (A) uninsured natural disasters or casualties or (B) legal disputes or governmental proceedings; (vii) lease costs, expenses, asset write-offs, incentive compensation, and severance related to closed stores or distribution centers; (viii) the impact of tariffs, including increased cost of goods subject to tariffs or retaliatory tariffs, or costs associated with tariff-induced supply chain changes; and (ix) future changes in laws or regulations.
The Committee may, in determining performance achievement, adjust the performance goal or results as it deems necessary or appropriate. In considering adjustments to performance, the Committee applies the target definition above based on guiding principles which expect management to manage the business to the best outcomes, but which avoid rewarding or penalizing management for unexpected events; align incentives with long-term business strategy and the best interests of shareholders; provide flexibility to deal with unexpected events so that rigorous performance goals can be set; consider holistic performance in cash bonus incentive payouts; and avoid penalizing management for making tough decisions in the best interests of the business, but which would negatively impact incentive outcomes.
In determining performance achievement for 2025, the Compensation Committee considered the foregoing principles and determined that certain adjustments to operating income were appropriate, including the impact of (i) $69.7 million related to significant Board-approved strategic changes, including certain costs and expenses related to our sale of Family Dollar and write-offs of various slow-turning SKUs associated with our updated strategic plan for Dollar Tree as a standalone banner, (ii) $148.8 million related to tariffs, including increased merchandise costs and unbudgeted costs and expenses associated with the implementation of our tariff mitigation strategies during 2025, net of incremental sales, and (iii) $8.0 million related to changes in law for regulatory fees for extended producer responsibility laws in California. In addition, the Committee determined that certain reciprocal adjustments to total revenue were appropriate and decreased total revenue by $259.4 million for incremental sales related to tariffs and our mitigation strategies.
The Compensation Committee determined that the tariff-related adjustments (including the reciprocal adjustments to total revenue) were appropriate in light of the magnitude and volatility of the tariff environment during 2025. In early 2025, the United States imposed a new tariff and trade policy, announcing significant additional tariffs on a wide variety of products originating from countries worldwide, including China and other countries from which we import goods. Tariff costs were not included in the annual budget approved by the Board at the beginning of the fiscal year, as tariffs were announced after the budget was approved and therefore were not contemplated when performance goals were established. We experienced increased costs associated with the tariff environment and implementation of our mitigation strategies, including significant labor and other discrete costs related to price changes. We also experienced an increase in sales relative to our budget. The Committee determined that it was appropriate to make symmetrical adjustments to operating income and total revenue that increased operating income by $148.8 million related to tariffs and decreased total revenue by $259.4 million. The Board believes that management’s strong efforts in connection with these events will position the Company to realize its full potential to create long-term value in the best interest of shareholders.
During its March 2026 meeting, the Compensation Committee determined the following Company performance for fiscal 2025:
Metric	2025 Target ($ millions)	2025 Achievement ($ millions)	% of Target Achieved	% of Payout per Metric	Weighting (%)	Total Weighted Payout (%)
Adjusted Operating Income(1)	1,696.5	1,880.1	110.8%	186.6%	70%	130.6%
Adjusted Total Revenue(2)	19,095.8	19,152.4	100.3%	106.0%	30%	31.8%
Total					100%	162.4%

(1)
The definition of adjusted operating income provided above allows for adjustments of certain items within the discretion of the Compensation Committee. As described above, performance achievement for this measure has been adjusted for 2025. See Appendix A on page A-1 for a reconciliation of our GAAP results to adjusted operating income, a non-GAAP financial measure used for incentive payout purposes.

(2)
The definition of adjusted total revenue provided above allows for adjustments of certain items within the discretion of the Compensation Committee. As described above, performance achievement for this measure has been adjusted for 2025. See Appendix A on page A-1 for a reconciliation of our GAAP results to adjusted total revenue, a non-GAAP financial measure used for incentive payout purposes.

Based upon the determinations described above, the Compensation Committee authorized 2025 MICP payouts for the named executive officers as follows:
Executive	MICP Target as % of Base Salary	Amount of Target MICP	Total Payout %	Amount of Earned MICP
Michael C. Creedon, Jr.	150%	$1,950,000	162.4%	$3,166,800
Stewart Glendinning	100%	950,000	162.4%	1,542,800
Jeffrey Davis(1)	—	—	—	—
Richard McNeely	100%	974,000	162.4%	1,581,776
Bobby Aflatooni	85%	590,750	162.4%	959,378
Steve Schumacher	85%	510,000	162.4%	828,240

(1)
Mr. Davis was not eligible to receive a payout under the MICP due to his departure in early fiscal 2025.

Long-Term Incentives
The largest component of our executive compensation program consists of long-term equity incentive awards. For 2025, the Compensation Committee awarded a mix of equity incentive awards granted pursuant to our 2021 Omnibus Incentive Plan, consisting of 50% PSUs with three-year cumulative performance metrics (referred to herein as “2025 Three-Year PSU Awards”) and 50% RSUs (with the RSU awards vesting ratably over a three-year period from the date of grant).
We believe that long-term performance-based equity incentives provide our executives with a strong link to our long-term performance, create an ownership culture to help align the interests of our executives with those of our shareholders, and promote retention. The Committee structured the long-term incentive program with a blend of “at-risk” incentives designed to motivate our executives and align their interests with those of our shareholders and time-based equity awards designed to promote retention and to focus our executives on creating long-term shareholder value. The long-term incentive awards are generally set at market levels based upon the peer data.
The Compensation Committee generally grants equity-based awards on an annual basis, and at other times as the Committee deems appropriate, including for newly hired or promoted executive officers or in extraordinary circumstances. The Compensation Committee determines the aggregate monetary grant value of executive officers’ equity-based awards taking into account, among other things, our pay mix targets, the desired mix of equity-based vehicles, the executive officer’s contribution to Company performance, competitive compensation levels and dilution or pool limits.
2025 Three-Year PSU Awards
Beginning in 2025, the Compensation Committee removed adjusted total revenue as a performance metric for PSUs. The 2025 Three-Year PSU Awards have a three-year cumulative measure based on one metric, adjusted earnings per share, modified by the Company’s relative total shareholder return measured against the Company’s compensation benchmarking peer group. The incentive targets for the 2025 Three-Year PSU Awards were set based on our understanding of general market conditions, our long-range plans, investor expectations and our assessment of appropriate targets for management.
▶   Target Opportunities.   In 2025, the Compensation Committee granted PSUs based upon a three-year cumulative adjusted earnings per share target for fiscal years 2025-2027. The Compensation Committee established the total target value of long-term incentive awards, including the 2025 Three-Year PSU opportunity, for each of our executive officers. The target number of 2025 Three-Year PSU Awards was determined by dividing 50% of the total target long-term incentive award value by the fair market value of a share of Dollar Tree stock on the date of grant. This award will not vest, if at all, until the completion of the 2027 fiscal year.
▶   Payout Curves.   The Compensation Committee set the three-year cumulative adjusted earnings per share target at a level requiring achievement of significant financial performance, based on the Company’s annual budget and long-term plan. The Compensation Committee adopted payout curves which determine the amount to be paid depending on actual performance. In addition to the performance metric described above, the 2025 Three-Year PSU payout is subject to a modifier based on the Company’s total shareholder return compared to the total shareholder return of the Company’s peer group.
2025 RSUs
The RSUs awarded in 2025 vest in three approximately equal installments over a three-year period provided that the recipient remains continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement. The Compensation Committee established the total target value of long-term incentive awards for each of our executive officers. The number of RSUs was determined by dividing 50% of the total target long-term incentive award value by the fair market value of a share of Dollar Tree stock on the date of grant.
2023 Three-Year PSU Awards
In 2023, the Company’s long-term incentive program included the award of PSUs with three-year cumulative performance metrics (referred to herein as the “2023 Three-Year PSU Awards”). In March 2026, our Compensation Committee certified the final performance achievement of the 2023 Three-Year PSU Awards.
In March 2026, the Compensation Committee certified the final performance achievement and the corresponding payout percentage of the 2023 Three-Year PSU Awards, as described in the table below.
Performance Metric	Target(1)	Actual Results	% of Target Achieved	Earning %	Weighting %	Total Earning %
Adjusted Earnings Per Share(2) (2023-2025)	$18.00	$13.30	73.9%	0.0%	60%	0.0%
Adjusted Total Revenue(3) (2023-2025)	$77,457	$74,964	96.8%	67.8%	40%	27.1%
Total					100%	27.1%
Relative TSR Modifier						-21.5%
Total Payout						21.3%

(1)
In connection with our sale of Family Dollar and in light of the transformative nature of that transaction, the Compensation Committee determined to truncate the performance period of the 2023 Three-Year PSU Awards and apply prorated, seasonally-adjusted performance targets for fiscal 2025. Performance was determined for the period through the closing in July 2025, with the TSR measured at the end of the original three-year performance period. Time-based vesting continued through the end of the original three-year performance period. Targets in this table reflect the truncated performance targets determined by the Compensation Committee.

(2)
The definition of adjusted earnings per share allows for adjustments of certain items within the discretion of the Compensation Committee. In determining performance achievement for fiscal years 2023, 2024 and 2025, the Compensation Committee determined that certain adjustments were appropriate, including: for 2023, to exclude certain costs and expenses related to non-cash goodwill and intangible impairment charges, Canadian currency fluctuations, uninsured natural disasters, settlements of legal disputes and governmental proceedings, and store closures associated with our store portfolio optimization review; for 2024, to exclude certain costs and expenses related to our strategic review of Family Dollar and the related held-for-sale accounting treatment, executive transitions, our store portfolio optimization review, changes in accounting practices related to general liability claims, natural disasters, legal disputes and government proceedings, anti-dumping duties and Canadian currency fluctuations, and to exclude certain gains from insurance proceeds related to natural disasters; and for 2025, to exclude certain costs and expenses including those related to our strategic review of Family Dollar and the related held-for-sale accounting treatment and uninsured natural disasters, and to exclude certain gains from insurance proceeds related to natural disasters.

(3)
Dollars in millions.

Based on the overall achievement described above, Messrs. Creedon, McNeely, Aflatooni and Schumacher earned a portion of their target 2023 Three-Year PSU Awards in accordance with the above payout percentage.
Special Incentives in Connection with Strategic Initiatives
Throughout 2023 and 2024, we continued to execute on several strategic initiatives across the Dollar Tree and Family Dollar banners, including our decision in June 2024 to initiate a formal review of strategic alternatives for the Family Dollar business segment, which culminated with our sale of the Family Dollar business in July 2025. The Compensation Committee considered the importance of these strategic initiatives to Dollar Tree, including the high level of effort required of our executives to achieve these initiatives and the potential disruption and uncertainty associated with a significant strategic review. Accordingly, we entered into compensatory arrangements with certain of our executive officers to further incentivize support for and performance of these initiatives and alignment with the best interest of shareholders and enhance retention amongst the leadership team.
In May 2024, we entered into a letter agreement with Mr. McNeely providing that, if Mr. McNeely remains employed with the Company through the date that the incentive awards are made in 2026, he will receive a 2026 incentive award at the same time, in the same form, and subject to the same performance conditions as the awards expected to be made to other executive vice presidents of the Company in 2026, provided that Mr. McNeely’s 2026 incentive awards shall not be subject to early forfeiture if he retires from the Company prior to any vesting period assigned to such 2026 incentive awards.
In connection with Mr. Creedon’s appointment as interim CEO in November 2024, we awarded a cash bonus of $500,000 to Mr. Creedon, to be paid upon achievement of certain performance objectives related to our review of strategic alternatives for Family Dollar. Based on his advancement of the ongoing review of strategic alternatives, we determined that these achievements had been met and approved the payout of this cash bonus in fiscal 2025. If Mr. Creedon is terminated for cause or voluntarily terminates his employment within three years, however, he will be required to repay the full amount of any such bonus.
In addition, we made cash and equity performance-based incentives to certain of our executive officers in consideration of their leadership in connection with the review of strategic alternatives for Family Dollar. In particular, Messrs. Glendinning, Aflatooni and Schumacher received additional one-time equity awards consisting of 50% RSUs and 50% PSUs with total target values of $975,000, $450,000 and $350,000, respectively, in April 2025. Each of Messrs. Glendinning, Aflatooni and Schumacher also received a cash bonus award of $250,000 upon execution of the definitive transaction agreement.
Retirement, Deferred Compensation and Pension Plans
We do not have any defined benefit or pension plans that provide for payments based on an executive’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives. Instead, we offer the following two arrangements to allow executives to actively participate in funding their retirement plans.
Executives are eligible to participate in the Dollar Tree Retirement Savings Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. Beginning January 1, 2019, the Board authorized us to match 100% of 401(k) deferrals up to 5% of an individual’s cash compensation.
The Dollar Tree Supplemental Deferred Compensation Plan allows certain officers and executives, including our named executive officers, to defer receipt of up to 50% of their base salary and up to 100% of their bonus payments. The plan is a nonqualified plan and the Company does not fund, make any contributions to, or provide any interest rate subsidy for the plan. The plan allows executives to save for retirement in a tax-effective way at a minimal cost to the Company. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at either specified future dates, or upon separation of service or death. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors.
Termination or Change in Control Arrangements
We have change in control Retention Agreements with our executive officers, except Mr. McNeely. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption to the Company in the event of a potential change in control. Under these agreements, severance benefits are payable only upon the occurrence of both a change in control of the Company and the executive’s termination without “cause” or resignation for “good reason,” as defined in the agreements (commonly known as a “double trigger”). The Compensation Committee believes it is appropriate to provide double-trigger severance benefits because it aligns executives’ interests with the interests of shareholders without providing an undue benefit to executives who continue to be employed following a change-in-control transaction.
We also have form Executive Agreements with certain of our executive officers that provide for a release and restrictive covenants to protect the Company, including a covenant not to compete. We have entered into Executive Agreements with each of our named executive officers. In consideration for the restrictive covenants set forth in the form Executive Agreements, the Company generally has agreed to provide a lump sum severance payment of 24 months of base salary plus a prorated portion of one year of the executive’s target bonus and a COBRA continuation benefit for a period of up to 18 months, in the event the executive’s employment is terminated without “cause” (as such term is defined in the Executive Agreement) or on account of the executive’s disability.
In addition, we have equity compensation plans that contain provisions that may convey benefits to our executive officers and other plan participants upon termination or a change in control. Generally, the provisions address the treatment of awards upon separation from the Company due to death, disability or retirement, or due to a change in control, as defined within the plans or applicable award agreements.
The overall structure of our change in control arrangements and other post-termination benefits is consistent with our compensation objectives to attract, motivate and retain highly talented executives. We believe these arrangements preserve morale and productivity, provide a long-term commitment to job stability and financial security, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control. For additional information on our termination and change in control arrangements, and the potential payments that may be made to our named executive officers upon termination or a change in control, see “Payments Upon Termination or Change in Control” beginning on page 51.

D.
COMPENSATION GOVERNANCE

Compensation Best Practices
We seek to align our executives’ interests with those of our long-term shareholders and to follow sound corporate governance practices.
Compensation Practice	Dollar Tree’s Compensation Policies and Actions
Pay for Performance	A significant portion of targeted direct compensation is linked to the financial performance of key metrics. See “Executive Summary—Compensation Program for 2025” on page 26, and “Compensation Principles—Target Pay Mix” on page 29.
Clawback policy	Our clawback policy requires mandatory reimbursement of excess incentive compensation from any executive officer if the Company’s financial statements are restated due to material noncompliance with financial reporting requirements under the securities laws. This policy is in compliance with SEC and Nasdaq listing standards that became effective in 2023. See “Recoupment (“Clawback”) Policy” below.
Robust stock ownership guidelines	Our executive stock ownership guidelines are aligned with current market practices and enhance alignment with shareholders’ long-term interests. See “Executive Stock Ownership Guidelines” below.
Policy restrictions on hedging and pledging of Dollar Tree stock and holding Dollar Tree stock in margin accounts	Our Insider Trading Policy contains certain restrictions on executive officers and Board members from entering into hedging transactions, holding our stock in margin accounts and pledging Company stock as collateral for any loan. See “Hedging and Pledging Policies” below.
No excise tax gross-ups	We do not provide excise tax gross-up payments.
Double-trigger provisions	Equity awards under our equity incentive plan and all change in control Retention Agreements with executive officers include a “double-trigger” vesting provision upon a change in control. See “Termination or Change in Control Arrangements” on page 37.
No repricing or cash buyout of underwater stock options without shareholder approval	Our equity incentive plan prohibits modifications to stock options and stock appreciation rights to reduce the exercise price of the awards, or replacing awards with cash or another award type, without shareholder approval.
Role of the Compensation Committee
The Compensation Committee of the Board of Directors is responsible for developing, overseeing and implementing the Company’s pay-for-performance compensation program for executive officers.
The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board. The Compensation Committee has the responsibility to review and recommend, for approval by the independent members of the Board, the compensation of the Chief Executive Officer, including the determination of performance metrics and goals and the achievement of performance goals, and to review and approve the compensation arrangements for the Company’s other executive officers.
The Compensation Committee considers shareholder feedback, market practices, compensation principles and receives advice from an independent external compensation consultant. However, the Compensation Committee is ultimately responsible for all compensation decisions with respect to the named executive officers.
In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including:
•
our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•
the compensation practices of our peers; and

•
our historical cash and equity compensation levels.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has ever been an officer or employee of the Company. In addition, none of the members of the Compensation Committee has or had any relationship with the Company during fiscal 2025 that requires disclosure in accordance with the applicable SEC rules relating to compensation committee interlocks and insider participation.
Role of the Chief Executive Officer in Compensation Decision-Making
The Compensation Committee consults with our Chief Executive Officer on the compensation structure and awards for the other named executive officers. The Chief Executive Officer participates in the development of business plans and annual budgets, and corresponding performance metric goals and provides information regarding the job performance and overall responsibilities of the other named executive officers. He makes no recommendations concerning his own compensation and does not vote on executive compensation matters nor is he present when his compensation is being discussed or approved.
Role of the Compensation Consultant
Pursuant to its written Charter, the Compensation Committee has the authority to engage the services of outside independent advisers. Since March 2022, the Compensation Committee has engaged Meridian Compensation Partners as its compensation consultant to provide independent advice to the Compensation Committee in determining the appropriateness and competitiveness of our executive compensation program. The Compensation Committee has determined that Meridian meets the six independence factors set forth in Rule 10C-1 under the Securities Exchange Act of 1934 and Nasdaq listing standards and that Meridian could provide objective advice to the Compensation Committee. Meridian has not provided any other services to the Company during fiscal 2025 and no executive officer had the authority to direct the work of Meridian with regards to its work with the Compensation Committee. The Compensation Committee bears ultimate responsibility for approving the compensation of all named executive officers.

Use of Peer Group
The Company’s market position relative to its peers is an important factor used by the Compensation Committee when evaluating its compensation program. In September 2022, the Compensation Committee, with the assistance of Meridian, conducted an in-depth review and evaluation of the Company’s peer group used for executive compensation benchmarking. The peer selection criteria focused on:
•
Publicly traded retailers with brick-and-mortar operations

•
Headquartered in the United States

•
Who were within a comparable range of revenues and market capitalization

•
Direct competitors for talent

Each fall, the Compensation Committee, with the assistance of Meridian, conducts a high-level review of the peer group to assess whether any removals or additions are warranted. In fall 2024, the Compensation Committee removed Rite Aid Corporation from the peer group in light of its bankruptcy filing in October 2023 and added Performance Food Group Company to the peer group for fiscal 2025.
Albertsons Companies, Inc.	Performance Food Group Company
AutoZone, Inc.	Ross Stores, Inc.
BJ’s Wholesale Club Holdings, Inc.	Target Corporation
Burlington Stores, Inc.	The Gap, Inc.
Dollar General Corporation	The Kroger Co.
Lowe’s Companies, Inc.	The TJX Companies, Inc.
Macy’s, Inc.	Tractor Supply Company
Nordstrom, Inc.	Walgreens Boots Alliance
In September 2025, the Compensation Committee, with the assistance of Meridian, conducted a review of the peer group to assess potential changes, particularly in light of the sale of Family Dollar. As a result of that review, the Committee removed several peers with revenues or market capitalization significantly higher than the Company following the sale of Family Dollar, including Walgreens Boots Alliance, The Kroger Co., Target Corporation, and the TJX Companies, Inc., in addition to Nordstrom, Inc., which was taken private in 2025. The Committee also added several new peers, including Aramark, AutoNation, Inc., Casey’s General Stores, Inc., DICK’S Sporting Goods, Inc., and US Foods Holding Corp., resulting in a peer group of 15 merchandising/retail companies based on the Company’s revenues and market capitalization.
Assessment of Risk
The Compensation Committee has responsibility for establishing our compensation philosophy and objectives, determining the structure, components and other elements of our programs and reviewing and approving the compensation of our NEOs. In addition, an important objective of our overall executive compensation program is to reduce any incentives that may influence executives to take imprudent risks that might harm the Company or our shareholders. The Compensation Committee annually assesses the risk of our compensation program. In 2025, the Compensation Committee’s advisor also conducted an independent review of the risks associated with the Company’s compensation programs. The Compensation Committee has overseen the establishment of a number of controls that address compensation-related risk and serve to mitigate such risk, including stock ownership guidelines for executive officers, a clawback policy, and prohibitions on the hedging of Dollar Tree stock or holding Company stock in a margin account. As a result, we have reviewed our compensation policies and practices for all employees and concluded that such policies and practices are not reasonably likely to have a material adverse effect on our Company.
Recoupment (“Clawback”) Policy
The Company has a robust clawback policy that requires mandatory reimbursement of excess incentive compensation from any current or former executive officer if the Company’s financial statements are restated due to material noncompliance with financial reporting requirements under the securities laws. The amount to be recovered will be the excess of incentive compensation paid to the executive based on the erroneous data over the incentive compensation that would have been paid to the executive had it been based on the restated results. Recoupment would cover any excess compensation received during the three completed fiscal years immediately preceding the date of which the Company is required to prepare the accounting restatement. This policy was updated by our Board in June 2023 and complies with SEC rules and the listing standards of the Nasdaq Stock Market effective in 2023. This policy is in addition to our existing clawback policy covering the Company’s Chief Executive Officer and Chief Financial Officer under the 2011 and 2021 Omnibus Incentive Plans.
Timing of Long-Term Incentive Awards
Our grant policy for equity awards establishes April 1 as the date of the annual grant each year. Awards of equity incentives to new officers are made on the last business day of the Company’s fiscal month which follows the month that includes the hire date. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant.
We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that this predetermined, consistent application of our granting practices from year to year, regardless of other events, is also appropriate. Our grant policy provides that, to the extent practicable, the Compensation Committee will not authorize or make grants when in possession of material non-public information unless we take steps to ensure that such information is released to the public no less than two full trading days before the grant date. The awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.
Executive Stock Ownership Guidelines
The Compensation Committee has adopted executive stock ownership guidelines to encourage executives to have a long-term equity stake in Dollar Tree, align their interests with shareholders and mitigate potential compensation-related risk. The executive stock ownership program encourages and expects our executive officers to attain designated stock ownership levels over a five-year period. The stock ownership guidelines for our executive officers are as follows:
Current Position	Multiple of Salary
Chief Executive Officer	6x
Chief Financial Officer	3x
Chief Merchandising Officer	3x
Other Chief-Level Officers	2x

The types of stock ownership that qualify toward the ownership guidelines under our policy include direct stock ownership, shares held in trust or by a spouse or dependents, shares held in retirement accounts, PSUs where performance has been certified, unvested RSUs and unvested restricted stock. Stock options do not count toward the stock ownership guidelines. As of April 1, 2026, all of our named executive officers subject to the guidelines are within the five-year grace period. For additional information regarding the number of shares of stock beneficially owned by our named executive officers, see “Ownership of Common Stock” on page 66.
Hedging and Pledging Policies
To further the corporate governance objective of encouraging alignment of the interests of our associates and directors with shareholders’ interests in the long-term performance of the Company, the Company’s Insider Trading Policy prohibits all officers, directors and employees from entering into hedging transactions, engaging in short sales related to the Company’s stock and engaging in or trading any publicly-traded puts, calls or other derivative instruments involving the Company’s securities, except as permitted by the Policy or by special permission of the Board.
Our Insider Trading Policy prohibits officers and directors from holding Dollar Tree stock in a margin account or pledging Company stock as collateral for any other loan, except by special permission of the Board. None of our executive officers or directors held Company stock in a margin account or pledged shares of Company stock directly held by them as collateral for any loan during fiscal 2025.
For additional information regarding the nature and amount of stock beneficially owned by our officers and directors, see “Ownership of Common Stock” on page 66.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
In the following table, we summarize the compensation earned during fiscal years 2025, 2024 and 2023 by our Chief Executive Officer, our Chief Financial Officers and each of our three other most highly compensated executive officers who were serving as executive officers of the Company at the end of the fiscal year ended January 31, 2026. We refer to these six individuals in this proxy statement as the named executive officers or NEOs.
The compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section and in the tables that follow.
(For the Fiscal Years ended January 31, 2026, February 1, 2025, and February 3, 2024)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
Michael C. Creedon, Jr. Chief Executive Officer	2025	1,300,000	500,599	9,443,155	—	3,166,800	364,661	14,775,215
	2024	1,005,769	—	4,891,641	1,199,964	608,300	22,105	7,727,779
	2023	892,308	500,000	2,209,940	519,968	740,340	65,049	4,927,605
Stewart Glendinning Chief Financial Officer	2025	1,083,846	250,000	5,115,009	—	1,542,800	18,767	8,010,423
Jeffrey Davis(6) Former Chief Financial Officer	2025	222,307	—	—	—	—	1,923,822	2,146,129
	2024	845,192	—	2,061,167	499,978	523,600	25,464	3,955,401
	2023	825,000	—	1,912,355	449,959	678,645	43,015	3,908,974
Richard McNeely(7) Former Chief Merchandising Officer	2025	951,523	—	2,413,238	—	1,581,776	56,277	5,002,815
	2024	974,000	—	1,813,798	439,959	599,984	56,467	3,884,208
	2023	950,923	15,000	1,869,805	439,991	801,212	97,619	4,174,550
Robert Aflatooni Chief Information Officer	2025	691,154	250,000	2,360,749	—	959,378	21,222	4,282,503
Steven Schumacher Chief People Officer	2025	580,769	250,000	1,836,173	—	828,240	55,371	3,550,553

Footnotes to the Summary Compensation Table:
The “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column is omitted as all amounts are zero.
(1)
Executives may defer up to 50% of their salaries and up to 100% of their annual MICP bonus under the Dollar Tree Supplemental Deferred Compensation Plan. Any such deferrals are included in the appropriate column of this table and described in Non-Qualified Deferred Compensation below. Earnings under these deferred compensation plans result from the executives’ investments in mutual funds commonly available to investors generally.

(2)
In 2025, (i) Mr. Creedon earned a cash bonus of $500,000 based upon achievement of certain performance objectives related to our review of strategic alternatives for Family Dollar and (ii) each of Messrs. Glendinning, Aflatooni and Schumacher received a cash bonus of $250,000 upon execution of the definitive transaction agreement for the sale of Family Dollar. For additional information regarding these bonuses, see “Compensation Discussion and Analysis—Components of Executive Compensation—Special Incentives in Connection with Strategic Initiatives.” In 2023, Mr. Creedon earned a cash sign-on bonus in connection with his initial offer of employment and Mr. McNeely earned monthly cash retention payments that ceased at the end of March 2023.

(3)
Pursuant to SEC rules, this column represents the aggregate grant date fair value of RSUs and PSUs computed in accordance with FASB ASC Topic 718 related to (i) annual grants of RSU and PSU awards, including PSU awards made in 2023, 2024 and 2025 based on achievement of three-year cumulative performance goals (“Three-Year PSUs”), and (ii) out-of-cycle grants made in connection with a promotion, hiring or in connection with our recent strategic initiatives. We are required to report the equity portion of Three-Year PSU awards at the beginning of the Three-Year PSU cycle even though, should it be earned, it will not be paid until the end of the cycle. The Three-Year PSU awards are earned only if performance conditions are met. The final payment amount, if any, of the Three-Year PSU awards will range from 37.5% to 250% of target. Grant date fair value for the RSU awards is calculated using the closing price of our stock on the date of grant. Grant date fair value of the PSU awards is calculated using a Monte Carlo simulation for each award on the date of grant based on the probable outcome at the time of grant. In the event the highest level of performance is achieved, the aggregate grant date fair value for the fiscal year 2025 Three-Year PSU awards before application of the TSR modifier would be as follows for Messrs. Creedon, Glendinning, McNeely, Aflatooni and Schumacher, respectively: $9,886,344, $5,355,069, $2,526,497, $2,471,545 and $1,922,349. Amounts shown in this column do not correspond to the actual value that will be realized by the named executive officers. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 10 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. See the Grants of Plan-Based Awards Table for additional information on awards made in 2025. Mr. Davis stepped down in March 2025 prior to the granting of equity awards, and therefore, did not receive awards of RSUs or PSUs in 2025.
(4)
The amounts in this column represent the amount of cash that we pay under the MICP which qualifies as a “non-equity incentive plan” for purposes of this table. The amounts listed were earned in the years shown, but paid after the end of the fiscal year, upon approval by the Compensation Committee.

(5)
The amounts reported in the All Other Compensation column reflect, for each named executive officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) the amount contributed by the Company to the Company’s 401(k) plan; (iii) the amount of severance paid or accrued with respect to named executive officers who departed during fiscal year 2025; and (iv) the dollar value of life insurance premiums paid by the Company with respect to life insurance for the benefit of a named executive officer. Other than perquisites and other personal benefits, discussed below, none of these items for any named executive officer exceeded $10,000, except: (i) 401(k) matching contributions for Mr. McNeely and Mr. Schumacher in the amounts of $15,073 and $17,894, respectively, (ii) life insurance premiums paid for Mr. McNeely in the amount of $19,304, and (iii) severance for Mr. Davis in the amount of $1,905,530.

Perquisites include car allowances related to travel, cell phone use, financial and tax planning, relocation, and personal use, along with their guests, of the corporate aircraft, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each named executive officer, except personal use of the Company aircraft for Mr. Creedon in the amount of $342,543.
The Company calculated the incremental cost to the Company of the personal use of the Company aircraft based on published industry rates by Conklin & deDecker Associates, Inc. for variable operating costs, including fuel, landing, catering, handling, aircraft maintenance and pilot travel costs. Fixed costs such as maintenance not related to personal travel, depreciation of the aircraft, pilot salaries or cost of insurance and administrative services, are excluded. The Company does not provide tax gross-ups on perquisites, except for business-related relocation expenses. A car allowance is intended to compensate executives for the use of their personal vehicles in conducting Company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures.
Effective as of January 20, 2026, the Company amended its Corporate Aircraft Use Policy to address certain safety, security and other considerations. Accordingly, Mr. Creedon, as the Company’s CEO, is required (to the extent reasonably feasible) to use Company aircraft for all flights, including for both business use travel and non-business use travel.
(6)
Mr. Davis stepped down from his role as Chief Financial Officer effective March 30, 2025.

(7)
As a part of his transition to retirement in April 2026, Mr. McNeely stepped down from his role as Chief Merchandising Officer at the end of the Company’s fiscal year 2025.

Grants of Plan-Based Awards Table
Name	Grant Date	Compensation Committee Action Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plans Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael C. Creedon, Jr.	—	—	975,000	1,950,000	3,900,000	—	—	—	—	—
	04/01/2025(3)	01/16/2025	—	—	—	—	—	—	59,729	4,499,983
	04/01/2025(4)	01/16/2025	—	—	—	29,865	59,729	119,458	—	4,943,172
Stewart Glendinning	—	—	475,000	950,000	1,900,000	—	—	—	—	—
	04/01/2025(3)	02/27/2025	—	—	—	—	—	—	32,353	2,437,475
	04/01/2025(4)	02/27/2025	—	—	—	16,177	32,353	64,706	—	2,677,534
Jeffrey Davis	—	—	—	—	—	—	—	—	—	—
Richard McNeely	—	—	487,000	974,000	1,948,000	—	—	—	—	—
	04/01/2025(3)	03/18/2025	—	—	—	—	—	—	15,264	1,149,990
	04/01/2025(4)	03/18/2025	—	—	—	7,632	15,264	30,528	—	1,263,249
Robert Aflatooni	—	—	295,375	590,750	1,181,500	—	—	—	—	—
	04/01/2025(3)	03/18/2025	—	—	—	—	—	—	14,932	1,124,977
	04/01/2025(4)	03/18/2025	—	—	—	7,466	14,932	29,864	—	1,235,772
Steven Schumacher	—	—	255,000	510,000	1,020,000	—	—	—	—	—
	04/01/2025(3)	03/18/2025	—	—	—	—	—	—	11,614	874,999
	04/01/2025(4)	03/18/2025	—	—	—	5,807	11,614	23,228	—	961,175

(1)
The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent.

(2)
Our MICP is considered a “non-equity incentive plan.” MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee. For 2025, bonuses were targeted at 150% of salary for the Chief Executive Officer, 100% of salary for the Chief Financial Officer and the Chief Merchandising Officer, and 85% of salary for the Chief Information Officer and Chief People Officer, with corporate performance representing 100% of the goal. Bonuses authorized by the Compensation Committee are paid after the relevant fiscal year unless deferred by the executive under our Dollar Tree Supplemental Deferred Compensation Plan. See “Components of Executive Compensation—Annual Cash Bonus Incentives” in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)
Represents RSUs awarded as part of the Company’s 2025 long-term incentive program. These RSUs will vest in approximately three equal installments over three years provided that the named executive officer remains with the Company through the vesting dates, except in the case of death, disability or retirement.

(4)
Represents 2025 Three-Year PSUs before application of the TSR modifier awarded as part of the Company’s 2025 long-term incentive program. These PSUs will vest based on the level at which the Company achieves its three-year cumulative performance goals for the performance period from February 2, 2025 through January 29, 2028, provided that the named executive officer remains with the Company through such date, except in the case of death, disability or retirement. The amount of the payment earned will range from 37.5% to 250% of target (after application of the TSR modifier) and will be paid in 2028 when the achievement level is available and determined by the Compensation Committee.

(5)
This column shows the full grant date fair value under FASB ASC Topic 718 of RSU and PSU awards. For the RSU awards, the grant date fair value is calculated using the closing price of our stock on the grant date of $75.34. For the PSU awards, the grant date fair value is calculated using a Monte Carlo simulation for each award on the date of grant based on the probable outcome at the time of grant and assumes performance at the target level. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 10 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

Outstanding Equity Awards at Fiscal Year End Table
The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards, unvested RSU awards, and unvested PSU awards. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of January 30, 2026, which was $117.59. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.
Name	Award Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael C. Creedon, Jr.	3/31/2023	5,842	2,922(1)	—	143.55	3/31/2033	—	—	—	—
	3/31/2023	—	—	—	—	—	1,811(2)	212,955	—	—
	3/31/2023	—	—	—	—	—	—	—	9,056(3)	1,064,895
	4/1/2024	4,223	8,448(4)	—	135.91	4/1/2034	—	—	—	—
	4/1/2024	—	—	—	—	—	5,518(5)	648,862	—	—
	4/1/2024	—	—	—	—	—	—	—	13,795(6)	1,622,154
	1/3/2025	4,568	9,138(7)	—	73.36	1/3/2035	—	—	—	—
	1/3/2025	—	—	—	—	—	6,134(8)	721,297	—	—
	1/3/2025	—	—	—	—	—	—	—	15,335(9)	1,803,243
	4/1/2025	—	—	—	—	—	59,729(10)	7,023,533	—	—
	4/1/2025	—	—	—	—	—	—	—	59,729(11)	7,023,533
Stewart Glendinning	4/1/2025	—	—	—	—	—	32,353(10)	3,804,389	—	—
	4/1/2025	—	—	—	—	—	—	—	32,353(11)	3,804,389
Jeffrey Davis	3/31/2023	5,056	—(1)	—	143.55	3/30/2026	—	—	—	—
	4/1/2024	2,815	—(4)	—	135.91	3/30/2026	—	—	—	—
Richard McNeely	3/31/2023	4,944	2,472(1)	—	143.55	3/31/2033	—	—	—	—
	3/31/2023	—	—	—	—	—	1,533(2)	180,265	—	—
	3/31/2023	—	—	—	—	—	—	—	7,662(3)	900,975
	4/1/2024	2,477	4,956(4)	—	135.91	4/1/2034	—	—	—	—
	4/1/2024	—	—	—	—	—	3,238(5)	380,756	—	—
	4/1/2024	—	—	—	—	—	—	—	8,093(6)	951,656
	4/1/2025	—	—	—	—	—	15,264(10)	1,794,894	—	—
	4/1/2025	—	—	—	—	—	—	—	15,264(11)	1,794,894

Name	Award Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert Aflatooni	3/31/2023	3,820	1,910(1)	—	143.55	3/31/2033	—	—	—	—
	3/31/2023	—	—	—	—	—	1,184(2)	139,227	—	—
	3/31/2023	—	—	—	—	—	—	—	5,921(3)	696,250
	4/1/2024	1,914	3,830(4)	—	135.91	4/1/2034	—	—	—	—
	4/1/2024	—	—	—	—	—	2,502(5)	294,210	—	—
	4/1/2024	—	—	—	—	—	—	—	6,254(6)	735,408
	4/1/2025	—	—	—	—	—	14,932(10)	1,755,854	—	—
	4/1/2025	—	—	—	—	—	—	—	14,932(11)	1,755,854
Steven Schumacher	3/31/2023	716	359(1)	—	143.55	3/31/2033	—	—	—	—
	3/31/2023	—	—	—	—	—	494(2)	58,089	—	—
	3/31/2023	—	—	—	—	—	—	—	1,037(3)	121,941
	4/1/2024	359	719(4)	—	135.91	4/1/2034	—	—	—	—
	4/1/2024	—	—	—	—	—	1,043(5)	122,646	—	—
	4/1/2024	—	—	—	—	—	—	—	1,095(6)	128,761
	7/5/2024	—	—	—	—	—	1,250(12)	146,988	—	—
	1/3/2025	643	1,288(7)	—	73.36	1/3/2035	—	—	—	—
	1/3/2025	—	—	—	—	—	864(8)	101,598	—	—
	1/3/2025	—	—	—	—	—	—	—	2,160(9)	253,994
	4/1/2025	—	—	—	—	—	11,614(10)	1,365,690	—	—
	4/1/2025	—	—	—	—	—	—	—	11,614(11)	1,365,690

Footnotes to Outstanding Equity Awards Table:
(1)
The named executive officers that participated in the Company’s 2023 long term incentive program (Messrs. Creedon, Davis, McNeely, Aflatooni and Schumacher) were awarded stock options on March 31, 2023. The stock options generally will vest in three approximately equal installments over three years provided the named executive officer remains continuously employed with the Company through the vesting dates, except in the case of death, disability or retirement. Mr. Davis’s stock options expired on the one-year anniversary of his termination of employment.

(2)
The named executive officers that participated in the Company’s 2023 long term incentive program (Messrs. Creedon, Davis, McNeely, Aflatooni and Schumacher) were awarded RSUs on March 31, 2023. The RSUs will vest in three approximately equal installments over three years provided the named executive officer remains continuously employed with the Company through the vesting dates, except in the case of death, disability or retirement.

(3)
On March 31, 2023, the named executive officers that participated in the Company’s 2023 long term incentive program (Messrs. Creedon, Davis, McNeely, Aflatooni and Schumacher) were awarded 2023 Three-Year PSUs that vest based on the achievement of three-year cumulative adjusted earnings per share and adjusted total revenue goals for the performance period beginning on January 29, 2023 and ending on January 31, 2026, with a relative TSR modifier during the performance period and provided that the named executive officer remains with the Company through such period, except in the case of death, disability or retirement. The amounts shown in this table for these awards assume performance at target. On March 31, 2026, the Company issued shares of common stock upon settlement of the 2023 Three-Year PSUs, as described in the Compensation Discussion and Analysis.
(4)
The named executive officers that participated in the Company’s 2024 long term incentive program (Messrs. Creedon, Davis, McNeely, Aflatooni and Schumacher) were awarded stock options on April 1, 2024. The stock options generally will vest in three approximately equal installments over three years provided the named executive officer remains continuously employed with the Company through the vesting dates, except in the case of death, disability or retirement. Mr. Davis’s stock options expired on the one-year anniversary of his termination of employment.

(5)
The named executive officers that participated in the Company’s 2024 long term incentive program (Messrs. Creedon, Davis, McNeely, Aflatooni and Schumacher) were awarded RSUs on April 1, 2024. The RSUs will vest in three approximately equal installments over three years provided the named executive officer remains continuously employed with the Company through the vesting dates, except in the case of death, disability or retirement.

(6)
On April 1, 2024, the named executive officers that participated in the Company’s 2024 long term incentive program (Messrs. Creedon, Davis, McNeely, Aflatooni and Schumacher) were awarded 2024 Three-Year PSUs that vest based on the achievement of three-year cumulative adjusted earnings per share and adjusted total revenue goals for the performance period beginning on February 4, 2024 and ending on January 30, 2027, with a relative TSR modifier during the performance period and provided that the named executive officer remains with the Company through such period, except in the case of death, disability or retirement. The amount of payment, if earned, will range from 37.5% to 250% of stated target and will be paid in 2027, when the achievement level is available and approved by the Compensation Committee. These awards are shown based on achievement of target performance.

(7)
Represents stock options awarded on January 3, 2025 under the 2021 Omnibus Incentive Plan in connection with Mr. Creedon’s appointment as interim CEO and Mr. Schumacher’s appointment to CPO. The stock options will vest in three approximately equal installments over three years provided Messrs. Creedon and Schumacher remain continuously employed with the Company through the vesting dates, except in the case of death, disability or retirement.

(8)
Represents RSUs awarded on January 3, 2025 as part of the Company’s 2024 long-term incentive program in connection with Mr. Creedon’s appointment as interim CEO and Mr. Schumacher’s appointment to CPO. These RSUs will vest in three approximately equal installments over three years provided that the named executive officer remains continuously employed with the Company through the vesting dates, except in the case of death, disability or retirement.

(9)
Messrs. Creedon and Schumacher were awarded additional 2024 Three-Year PSUs as part of the Company’s 2024 long-term incentive program in connection with Mr. Creedon’s appointment as interim CEO and Mr. Schumacher’s appointment to CPO. The 2024 Three-Year PSUs vest based on the achievement of three-year cumulative adjusted earnings per share and adjusted total revenue goals for the performance period beginning on February 4, 2024 and ending on January 30, 2027, with a relative TSR modifier during the performance period and provided that the named executive officer remains with the Company through such period, except in the case of death, disability or retirement. The amount of payment, if earned, will range from 37.5% to 250% of stated target and will be paid in 2027, when the achievement level is available and approved by the Compensation Committee. These awards are shown based on achievement of target performance.

(10)
The named executive officers that participated in the Company’s 2025 long term incentive program (Messrs. Creedon, Glendinning, McNeely, Aflatooni and Schumacher) were awarded RSUs on April 1, 2025. The RSUs will vest in three approximately equal installments over three years provided the named executive officer remains continuously employed with the Company through the vesting dates, except in the case of death, disability or retirement.

(11)
On April 1, 2025, the named executive officers that participated in the Company’s 2025 long term incentive program (Messrs. Creedon, Glendinning, McNeely, Aflatooni and Schumacher) were awarded 2025 Three-Year PSUs that vest based on the achievement of a three-year cumulative adjusted earnings per share goal for the performance period beginning on February 2, 2025 and ending on January 29, 2028, with a relative TSR modifier during the performance period and provided that the named executive officer remains with the Company through such period, except in the case of death, disability or retirement. The amount of payment, if earned, will range from 37.5% to 250% of stated target and will be paid in 2028, when the achievement level is available and approved by the Compensation Committee. These awards are shown based on achievement of target performance.

(12)
Mr. Schumacher was awarded RSUs in recognition of his time as Interim CPO. These RSUs will vest in three approximately equal installments over three years provided that Mr. Schumacher remains continuously employed with the Company through the vesting dates, except in the case of death, disability or retirement.

Option Exercises and Stock Vested Table
In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended January 31, 2026. The value realized on exercise of options represents the spread between the sale price and the option strike price at the time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at the time of vesting.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael C. Creedon, Jr.	—	—	10,280	1,014,730
Stewart Glendinning	—	—	—	—
Jeffrey Davis	—	—	3,406	256,185
Richard McNeely	—	—	11,306	851,380
Robert Aflatooni	—	—	4,237	384,958
Steven Schumacher	—	—	2,505	227,819
Non-Qualified Deferred Compensation
Named executive officers may elect to defer up to 50% of their base salary and up to 100% of their MICP bonus to the Dollar Tree Supplemental Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan (“NQDC”). Elections to defer amounts earned during the next calendar year are due by December 31 of each year and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives’ accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he or she may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length, and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and in the event the NQDC Plan is terminated upon a change in control of the Company, the executives’ entire account balances will be distributed.
None of our NEOs participated in our NQDC Plan during fiscal 2025.
Payments upon Termination or Change in Control
Our Executive Agreements and change in control Retention Agreements with certain of our named executive officers and certain awards, plans and programs in which our named executive officers participate provide for benefits or payments upon certain employment termination events, including in connection with a change in control.
In September 2025, Richard McNeely announced his retirement from the Company in April 2026. In connection with his retirement, Mr. McNeely is entitled to receive the benefits described below for a termination due to retirement. In addition, pursuant to the letter agreement with Mr. McNeely described under “Compensation Discussion and Analysis—Components of Executive Compensation—Special Incentives in Connection with Strategic Initiatives” above, Mr. McNeely received a $2.3 million equity award in April 2026. We also expect that Mr. McNeely will assist the Company in a consulting capacity for the remainder of 2026 for monthly fees of approximately $50,000. The following discussion and the tables below relate only to a retirement scenario in the case of Mr. McNeely.
Jeffrey Davis served as our Chief Financial Officer until March 30, 2025. In connection with his departure, Mr. Davis received the severance payments and benefits provided under Section 5 of his executive agreement with the Company and reflected in the Summary Compensation Table.
Retention Agreements. The Company has Retention Agreements with certain executive officers, including each of the named executive officers other than Mr. McNeely. The Retention Agreements provide for severance benefits which are payable only upon the occurrence of both a change in control of the Company and the executive’s termination without “cause” or resignation for “good reason,” as defined in the agreements (commonly known as a “double trigger”). The Retention Agreements provide for a severance payment of 1.5 times (2.5 times in the case of Mr. Creedon) the executive’s base salary and bonus. These agreements also contain a clawback provision and certain restrictive covenants which apply under certain circumstances.
Executive Agreements. The Company has certain Executive Agreements with its named executive officers that provide for a release and restrictive covenants to protect the Company, including a covenant not to compete, in consideration for which the Company agreed to provide a severance benefit and a COBRA continuation benefit for the benefit period set forth in the Executive Agreement in the event the executive’s employment is terminated without “cause” (as defined in the agreement) or on account of the executive’s “disability” (as defined in the agreement). An executive is not entitled to the benefits provided by the Executive Agreement if the executive retires, voluntarily resigns for any reason or receives payments under the change in control Retention Agreements. The Executive Agreements with Messrs. Creedon, Glendinning, Aflatooni and Schumacher provide a lump sum severance payment of 24 months of base salary plus a prorated portion of one year of the executive’s target bonus.
Equity Plans. Our equity compensation plans contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the treatment of awards upon separation from the Company due to death, disability or retirement, or due to a change in control, as defined within the plans. The Company’s 2021 Omnibus Incentive Plan, the principal plan under which we currently make awards, provides that in the event of a change in control, awards do not automatically vest, although the Compensation Committee may accelerate the vesting or exercisability of an award in its sole discretion.
The benefits and payments arising under these agreements and plans for our named executive officers are discussed below, except to the extent a benefit or payment is available generally to all salaried employees and does not discriminate in favor of our executive officers or to the extent already discussed under “Non-Qualified Deferred Compensation” above.
▶
Payments Upon Termination Due to Death, Disability or Retirement

If a named executive officer’s employment with us terminates due to death, disability or retirement (as defined in the applicable agreements):
Severance Benefit. Under the Executive Agreements with Messrs. Creedon, Glendinning, Aflatooni and Schumacher, in the event of termination of executive’s employment because of disability (not retirement or death), the executive receives a lump sum severance payment and a COBRA continuation benefit (if elected by the executive) for the benefit period.
Annual bonus. The annual cash bonus under the MICP will not be paid.
Stock options. Our form of stock option agreement provides that in the event of an executive’s termination of employment due to death, the option will become fully vested and exercisable on the date of death. In the event of the executive’s termination of employment due to disability or retirement (as defined in the stock option agreement), the option will continue to vest and become exercisable in accordance with the vesting and exercise schedule set forth in the notice of grant, as though the executive had not had a termination of employment. Options may be exercised until the ten-year anniversary of the grant date if the executive’s termination of employment was due to death, disability or retirement, unless such options have expired earlier.
Service-based restricted stock units. Our form of restricted stock unit agreement provides that in the event of an executive’s termination of employment due to death, the service-based vesting requirements of service-based restricted stock units shall be deemed satisfied and the restricted stock units shall be fully vested. In the event of the executive’s termination of employment due to disability or retirement (as those terms are defined in the restricted stock unit agreement), the restricted stock units will continue to vest in accordance with the vesting dates set forth in the notice of grant, as though the executive had not had a termination of employment.
Performance-based restricted stock units. Service-based vesting requirements shall be deemed satisfied, but no payment is made unless and until performance-based criteria are determined to be satisfied by the Compensation Committee.
▶
Payments Upon a Voluntary Termination by the Executive

In the event of voluntary termination by an executive, the annual MICP bonus will not be paid and unvested restricted stock unit awards (both performance based and service-based) are cancelled. Stock options will be exercisable for the number of shares for which it was exercisable on the date of termination, but no further vesting or additional exercisability will occur. Options that have vested prior to voluntary termination, and other than at a time when cause exists, remain exercisable for three months after termination, but not beyond the normal expiration date. As noted above, special provisions apply to equity awards if the voluntary termination qualifies as a retirement.
See “Payments After a Change in Control” for a discussion of resignation by a named executive officer for good reason in connection with a change in control.
▶
Payments Upon Involuntary Termination by the Company

The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without “cause” (as defined in the applicable agreements).
Involuntary Termination with Cause. Upon an involuntary termination with cause, a named executive officer receives no benefits under the Executive Agreement or the change in control Retention Agreement. The annual cash bonus under the MICP will not be paid, and awards of vested and unvested stock options and unvested service-based restricted stock units and performance-based restricted stock units are immediately forfeited.
Involuntary Termination without Cause. Upon an involuntary termination without cause, the following applies to the named executive officers:
•
The annual cash bonus under the MICP will not be paid.

•
In the case of Messrs. Creedon, Glendinning, Aflatooni and Schumacher, a lump sum severance payment and a COBRA continuation benefit (if elected by the executive) will be paid under the Executive Agreements.

•
The following treatment for incentive awards:

◦
Stock options. Under our form of option agreement unvested options shall be forfeited while vested options generally may be exercised for a period of one year from the date of termination of employment unless such options have expired earlier.

◦
Performance-based restricted stock unit awards. Unearned and unvested awards shall be forfeited and cancelled unless otherwise provided by the applicable agreements.

See “Payments After a Change in Control” for a discussion of termination without cause of a named executive officer in connection with a change in control.
▶
Payments After a Change in Control

The Company has no agreement, plan or arrangement that provides for payments to a named executive officer in connection with a change in control of the Company unless the named executive officer’s employment with us is also terminated. This is known as a “double trigger.” If the employment of a named executive officer is either (i) involuntarily terminated by the Company without cause or (ii) voluntarily terminated with good reason, in each case within two years following a change in control (or in certain cases during the six months before a change in control), then in addition to earned but unpaid salary and any accrued but unused vacation time, the named executive officers that are under the Company’s form Retention Agreement shall receive the following:
Annual Bonus. Any earned but unpaid bonus under the MICP will be paid. In addition, for the year in which termination occurs—for which no MICP bonus will have been certified—a pro rata annual bonus calculated from the three-year average of previously earned cash bonuses is paid.
Severance Payment. An amount equal to 1.5 times (2.5 times in the case of Mr. Creedon) the sum of the Reference Salary and Reference Bonus (as defined in the change in control Retention Agreement) will be paid.
Benefit Continuation. Continued participation in the medical, dental, health and life insurance plans for an applicable period.
Stock options, PSU and RSU awards. All service-based conditions shall be deemed to have been satisfied, but no payment is made on such equity awards unless and until performance-based criteria are determined to be satisfied by the Compensation Committee.
However, the benefits described above are capped to the extent any would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In that case, the present value of the aggregate amount of all such payments shall not exceed 2.99 times the named executive officer’s “base amount” (as defined in Section 280G(b)(3) of the Code).
The occurrence of a change in control does not otherwise impact payments to be made, if any, upon a termination of employment due to death, disability, retirement or voluntary termination by the employee (other than for good reason) or involuntary termination for cause.

Potential Payout Amounts Assuming Termination as of Fiscal Year End
The following tables reflect potential payments to named executive officers in various termination and change in control scenarios. The following additional conditions and assumptions apply:
•
Amounts are based on compensation, benefit and equity levels in effect on, and assuming the applicable termination event occurred as of, the end of our fiscal year, Saturday, January 31, 2026.

•
For stock valuations, we have used the closing price of our stock on the Nasdaq Global Select Market on Friday, January 30, 2026 ($117.59).

•
The tables below report only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and thus exclude earned but unpaid base salary through the employment termination date and stock options, PSU and RSU awards that had vested prior to the event and any deferred compensation plan benefits.

•
Where applicable, the tables assume that achievement of performance-based criteria in relevant awards are ultimately determined by the Compensation Committee at the target level.

•
The tables also exclude any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers.

Unless otherwise indicated, the amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

Potential Payments to Named Executive Officers Upon Occurrence
of Various Termination Events, as of January 31, 2026
(excluding Change in Control)
Below are estimated amounts that would have been payable to our named executive officers upon various termination events determined as if the event occurred on January 31, 2026 and, except as otherwise indicated below, payable under the terms of the applicable Executive Agreement in effect on said date. The table below excludes certain terminations in connection with a change in control (which are shown on the table on page 57). There are no payouts upon voluntary termination by the executive or involuntary termination for cause and these termination events are not shown in the table. Except for performance-based awards where actual performance achievement has been determined previously by the Compensation Committee, the table below assumes that the performance-based criteria of applicable awards are ultimately determined by the Committee at the target level.
For Mr. McNeely, the amounts shown in the table relate only to the payments and benefits he is eligible to receive in connection with retirement.
Name	Death ($)	Disability ($)	Retirement ($)(1)	Involuntary Termination without Cause ($)
Michael C. Creedon, Jr.
Severance Benefit(2)	—	4,578,205	n/a	4,578,205
Equity Award Acceleration(3)	20,524,646	20,524,646	n/a	—
Total	20,524,646	25,102,851	n/a	4,578,205
Stewart Glendinning
Severance Benefit(2)	—	2,870,844	n/a	2,870,844
Equity Award Acceleration(3)	7,608,779	7,608,779	n/a	—
Total	7,608,779	10,479,623	n/a	2,870,844
Richard McNeely
Salary Continuation(2)	—	—	—	—
Equity Award Acceleration(3)	—	—	6,003,440	—
Total	—	—	6,003,440	—
Robert Aflatooni
Severance Benefit(2)	—	1,980,750	n/a	1,980,750
Equity Award Acceleration(3)	5,376,803	5,376,803	n/a	—
Total	5,376,803	7,357,553	n/a	1,980,750
Steven Schumacher
Severance Benefit(2)	—	1,739,784	n/a	1,739,784
Equity Award Acceleration(3)	3,722,366	3,722,366	n/a	—
Total	3,722,366	5,462,150	n/a	1,739,784

(1)
Messrs. Creedon, Glendinning, Aflatooni & Schumacher did not qualify for retirement as of January 31, 2026, the date for the analysis provided in this table

(2)
Represents the aggregate amount of severance payments or salary continuation and COBRA continuation benefits under the executive’s Executive Agreement, assuming the executive elected to receive such medical insurance coverage for its maximum duration.

(3)
Represents the value of unvested service-based RSUs and performance-based PSUs based on the closing price on Friday, January 30, 2026 ($117.59). For Messrs. Creedon & Schumacher, this amount also includes the value of unvested stock options that were granted on January 3, 2025 with a strike price of $73.36. Under the stock option and RSU awards, upon the executive’s disability or retirement, the awards will continue to vest in accordance with the schedule set forth in the award, as if the executive had not had a termination of employment, subject, in the case of retirement, to executive’s continued compliance with the restrictive covenants set forth in the award agreement. Under the PSU awards with three-year performance criteria, service-based vesting requirements shall be deemed satisfied upon the executive’s death, disability or retirement, but no payment is made until achievement of the performance-based criteria is determined by the Compensation Committee and subject, in the case of retirement, to executive’s continued compliance with the restrictive covenants set forth in the award agreement.

Potential Payments to Named Executive Officers Upon Occurrence
of “Double Trigger” / Change in Control, as of January 31, 2026
If a named executive officer is involuntarily terminated by the Company without cause or resigns with good reason, in each case within two years following a change in control (or in certain cases during the six months before a change in control), then the named executive officer will be entitled to receive the amounts estimated in the table below. Please note that the table assumes that (i) a qualifying change in control has occurred, (ii) performance-based criteria of applicable awards are ultimately determined by the Compensation Committee at the target amount, and (iii) the termination of the executive occurred as of January 31, 2026.
Name	Severance Payment(1)	Bonus(2)		RSUs, PSUs and Options Vested Due to Event(3)	Total
		Earned but Unpaid MICP	Pro-Rata Calculated Bonus
Michael C. Creedon, Jr.	$4,962,795	$3,166,800	—	$20,524,646	$28,654,241
Stewart Glendinning	2,506,189	1,542,800	—	7,608,779	11,657,767
Robert Aflatooni	1,578,067	959,378	—	5,376,803	7,914,248
Steven Schumacher	1,137,694	828,240	—	3,722,366	5,688,300

(1)
The Retention Agreements with our executives provide for a severance payment in the amount of 1.5x (2.5x for Mr. Creedon) the sum of the executive’s reference salary and reference bonus amounts. This column also includes the cost of continued health and life insurance benefits provided under the agreement.

(2)
Under the Retention Agreements, if there are amounts earned but unpaid under our MICP, then these shall be paid out, together with a pro rata calculated bonus for the fiscal year in which termination occurs. Because this table assumes termination occurs as of the last day of the fiscal year, it shows actual MICP amounts earned for the completed fiscal year. At such date, there would be no pro rata bonus allocable to the new fiscal year.

(3)
The value of unvested equity awards that become payable under the scenario described based on the closing market price of our stock as of January 30, 2026, which was $117.59. The value of accelerated options is based on the spread between the $117.59 closing price of our common stock on January 30, 2026 and the exercise price of the option.

PAY RATIO DISCLOSURE
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, we present below the required ratio of the annual total compensation of our Chief Executive Officer for fiscal 2025, as reported in the Summary Compensation Table of this proxy statement, to the annual total compensation of our median employee (excluding the Chief Executive Officer). In addition, we are providing a supplemental pay ratio that excludes part-time employees, which we believe provides a more representative comparison of the Chief Executive Officer’s annual total compensation to the median employee’s annual total compensation.
Pay Ratio Methodology
In determining the median employee, we included all U.S. employees who were employed by the Company on January 31, 2026, the date we selected to identify our employees for purposes of the pay ratio calculation. We excluded all 4,523 associates who are employed in Canada and other jurisdictions outside of the United States, as they represent less than five percent (5%) of our total workforce. We then compiled compensation information for the period beginning on February 2, 2025 through January 31, 2026. Out of a total population of 148,509 employees, 114,042 were part-time employees.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, we chose to use regular salary and wages, as reflected in our payroll records, as our consistently applied compensation measure. We excluded bonuses and equity from our calculation, as these compensation components are not widely distributed among our workforce.
We annualized the compensation for all permanent employees who worked for the Company less than the full year (such as new hires during the year and employees on an unpaid leave of absence during the measurement period). We did not make full-time equivalent adjustments for employees. With respect to part-time workers who worked less than the measurement period, we calculated wages using the hourly rate for each associate and a reasonable estimate of the average number of hours worked by our part-time workforce. We did not make any cost-of-living adjustments in identifying the median employee.
Based on our methodology, we determined that our median employee in fiscal 2025 was a part-time hourly store associate located in the United States.
Required Pay Ratio
The Chief Executive Officer’s total annual compensation for fiscal year 2025, as reported in the Summary Compensation Table on page 44 of this proxy statement, was $14,775,215. The median employee’s total annual compensation for fiscal 2025 was $16,214, resulting in an estimated pay ratio of 911:1.
The pay ratio reported by other companies may not be comparable because companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios. We consider both the required and supplemental pay ratios to be reasonable estimates based on the methodology we used to determine our median employee.
Supplemental Pay Ratio
In addition to the pay ratio required by the SEC’s rules, we are also providing a supplemental pay ratio that excludes all part-time employees of the Company from the determination of our median employee and the calculation of the annual total compensation of our median employee. Our large population of 114,042 part-time employees out of a total population of 148,509 employees of the Company in the United States has the effect of lowering the annual total compensation for our median employee. We believe that a pay ratio that uses only full-time employees as of January 31, 2026 (excluding the Chief Executive Officer) for purposes of determining our median employee provides a more representative comparison of the Chief Executive Officer’s annual total compensation to the median employee’s annual total compensation.
We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our full-time employees at January 31, 2026, we determined that our median employee in fiscal 2025 was a full-time Assistant Store Manager located in the United States with total annual compensation in the amount of $41,596. As a result, the ratio of the total annual compensation of the Chief Executive Officer, in the amount of $14,775,215 for fiscal 2025, as reported in the Summary Compensation Table, to the median full-time employee’s total annual compensation for fiscal 2025, was estimated to be 355:1.
We are committed to good corporate governance practices, and we believe our compensation program and philosophy are designed to attract and retain good talent, motivate our associates and recognize individual achievements.

PAY VERSUS PERFORMANCE
The following information is presented to disclose the relationship between executive “compensation actually paid,” as calculated under applicable SEC rules, and the Company’s financial performance.
Pay versus Performance Table
The following table provides information on the total compensation and compensation actually paid to our principal executive officer and to our other named executive officers, along with the total shareholder return of the Company and our executive compensation peer group, our net income and our adjusted operating income for the fiscal years 2025, 2024, 2023, 2022 and 2021. The Company-selected measure for evaluating pay versus performance is adjusted operating income. The Company-selected peer group is the Company’s compensation benchmarking peer group for 2025. The compensation actually paid to our named executive officers has been calculated in a manner consistent with Item 402(v) of Regulation S-K.
Year	Summary Compensation Table Total for Principal Executive Officer(1) (Creedon)	Summary Compensation Table Total for Principal Executive Officer(2) (Dreiling & Witynski)	Compensation Actually Paid to Principal Executive Officer(1)(3) (Creedon)	Compensation Actually Paid to Principal Executive Officer(2) (Dreiling & Witynski)
2025	$14,775,215	$—	$20,883,292	$—
2024	7,727,779	1,268,876	4,392,314	(65,941,012)
2023	—	3,360,766	—	(12,587,550)
2022	—	13,975,672	—	20,670,372
2021	—	10,249,968	—	15,287,848
Year	Average Summary Compensation Table Total for Non-Principal Executive Officer NEOs(4)	Average Compensation Actually Paid to Non- Principal Executive Officer NEOs(5)	Value of Initial Fixed $100 Investment Based on:		Company Net Income (Loss) (dollars in millions)	Company Adjusted Operating Income(8) (dollars in millions)
			Company Total Shareholder Return(6)	Peer Group Total Shareholder Return(7)
2025	$4,598,484	$5,957,770	$115.67	$167.91	$1,282.5	$1,880.1
2024	4,627,846	1,861,128	72.15	152.31	(3,030.1)	1,807.9
2023	4,054,064	2,938,499	136.45	131.65	(998.4)	1,784.8
2022	22,391,696	22,135,106	147.91	125.97	1,615.4	2,311.5
2021	4,467,484	6,925,640	126.39	124.78	1,327.9	1,852.6

(1)
Mr. Creedon was appointed our principal executive officer on November 3, 2024.

(2)
Mr. Dreiling served as principal executive officer from the beginning of fiscal year 2023 through November 3, 2024. Mr. Witynski served as our principal executive officer from July 20, 2020 through the end of fiscal 2022.

(3)
The following table sets forth the adjustments made to arrive at compensation actually paid to our principal executive officer during 2025:

Adjustments to determine compensation actually paid for principal executive officer	Creedon
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	$(9,443,155)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	15,255,384
Increase/Deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted during Prior Year that were Outstanding and Unvested as of current Year-end	(145,881)
Increase/Deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted during Prior Year that Vested during current Year	441,728
Deduction of Fair Value of Award Granted during Prior Year that were Forfeited during 2025	—

(4)
During 2025, our remaining named executive officers consisted of Jeffrey Davis, Stewart Glendinning, Richard McNeely, Bobby Aflatooni and Steven Schumacher. During 2024, our remaining named executive officers consisted of Jeffrey Davis, Lawrence Gatta, Jr., Michael Kindy and Richard McNeely. During 2023, our remaining named executive officers consisted of Michael C. Creedon, Jr., Jeffrey Davis, Lawrence Gatta, Jr., and Richard McNeely. During 2022, our remaining named executive officers consisted of Jeffrey Davis, Kevin Wampler, Richard Dreiling, Lawrence Gatta, Jr., Alasdair James, Thomas O’Boyle, Jr. and Richard McNeely. During 2021, our remaining named executive officers consisted of Kevin Wampler, Bob Sasser, Alasdair James and Richard McNeely.

(5)
The following table sets forth the adjustments made to arrive at average compensation actually paid to our remaining named executive officers during 2025:

Adjustments to determine compensation actually paid for remaining named executive officers	2025
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	$(2,345,034)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	3,870,259
Increase/Deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted during Prior Year that were Outstanding and Unvested as of current Year-end	46,393
Increase/Deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted during Prior Year that Vested during current Year	38,377
Deduction of Fair Value of Award Granted during Prior Year that were Forfeited during 2025	(250,710)

(6)
This represents the cumulative shareholder return on our common stock, assuming a fixed investment of $100 on January 31, 2021, in our common stock. The stock price performance shown in the table is not necessarily indicative of future price performance.

(7)
This represents the cumulative shareholder return of the Company’s benchmarking peer group for fiscal 2025, consisting of the following companies: Albertsons Companies, Inc., Autozone, Inc., BJ’s Wholesale Club Holdings, Inc., Burlington Stores, Inc., Dollar General Corporation, Lowe’s Companies, Inc., Macy’s, Inc., Nordstrom, Inc., Performance Food Group Co., Ross Stores, Inc., Target Corporation, The Gap, Inc., The Kroger Co., The TJX Companies, Inc., Tractor Supply Company and Walgreens Boots Alliance. Rite Aid Corporation was removed from the calculations in this column following its bankruptcy in October 2023. Performance Food Group Co. was added to the benchmarking peer group in 2025 to replace Rite Aid Corporation. The cumulative total shareholder return for the peer group, without Performance Food Group Co., would have been $125.24, $125.84, $131.08, $151.49 and $167.17 in 2021, 2022, 2023, 2024 and 2025, respectively. In addition, Nordstrom, Inc. and Walgreens Boots Alliance were both removed from the calculations once they were taken private in May 2025 and August 2025, respectively.

(8)
Adjusted Operating Income for purposes of our executive compensation program is a non-GAAP measure that adjusts GAAP operating income to exclude the impact of various items to the extent that the amounts related to those items differ from the budget approved by the Board of Directors for the applicable year. The definition of adjusted operating income used by the Committee is provided on page 33.

Relationship Between Pay and Performance
The relationships between compensation actually paid to our principal executive officer and average compensation actually paid to our remaining named executive officers and net income and adjusted operating income are presented below.
The relationships between compensation actually paid to our principal executive officer and average compensation actually paid to our remaining named executive officers and our total shareholder return and our peer group total shareholder return are presented below.

Tabular List of Performance Measures
The following table lists the financial performance measures which in our assessment represent the most important financial performance metrics used by the Company to link compensation actually paid to our named executive officers to Company performance for the most recently completed fiscal year.
Important Financial Performance Metrics
Adjusted Total Revenue
Adjusted Operating Income
Adjusted Earnings Per Share

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
Set forth below is a list of the Company’s executive officers, including each officer’s name, age and past five years of employment history. Each executive officer is appointed by the Board of Directors and serves at the discretion of the Board.
Name	Age	Title and Employment History
MICHAEL C. CREEDON, JR.	50
Chief Executive Officer since December 2024. From November to December 2024, Mr. Creedon served as interim Chief Executive Officer of the Company. He served as Chief Operating Officer from October 2022 to November 2024. Prior to joining the Company, Mr. Creedon held several executive leadership roles with Advance Auto Parts, Inc., including Executive Vice President of U.S. Stores (March 2021 to October 2022), President, U.S. Stores (March 2020 to March 2021), and President, North Division (February 2017 to March 2020).

ROBERT AFLATOONI	56
Chief Information Officer since July 2022. From August 2018 to July 2022, Mr. Aflatooni served as Executive Vice President, Chief Information Officer of The Howard Hughes Corporation where he was responsible for leading all information technology strategies and operations across the company’s portfolio. From March 2011 to April 2018, Mr. Aflatooni served as Vice President of IT Operations, Architecture and Merchandising at Dollar General.

BRENT BEEBE	51
Chief Merchandising Officer since February 2026. From October 2020 to February 2026, Mr. Beebe served as the Company’s Senior Vice President of Merchandising. Prior to joining the Company in 2020, Mr. Beebe served as Executive Vice President of Seattle-based Bartell Drugs from February 2014 to October 2020.

STEWART GLENDINNING	61
Chief Financial Officer since March 2025. From January 2025 to March 2025, Mr. Glendinning served as Chief Transformation Officer of the Company. Prior to joining the Company, he served in executive roles at Express, Inc., where he served as its Chief Executive Officer from September 2023 to December 2024, and at Tyson Foods, Inc., where he served as Group President, Prepared Foods from October 2022 to September 2023 and as Executive Vice President and Chief Financial Officer from February 2018 to October 2022. Express, Inc. filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in April 2024.

JOCELYN KONRAD	56
Chief Retail Officer since February 2026. From November 2024 to February 2026, Ms. Konrad served as the Chief of Dollar Tree Stores and Enterprise Store Operations, and from September 2023 to November 2024, she served as the Chief of Family Dollar Stores. Prior to joining the Company in September 2023, Ms. Konrad served as Executive Vice President and Chief Pharmacy Officer at Rite Aid Corporation from March 2020 to March 2022.

JOHN S. MITCHELL, JR.	56
Chief Legal Officer and Corporate Secretary since August 2025. From July 2021 to August 2025, Mr. Mitchell served as Senior Deputy General Counsel. Prior to joining the Company in July 2021, Mr. Mitchell was a partner of the law firm Williams Mullen since 2004.

STEVEN SCHUMACHER	54
Chief People Officer since November 2024. From May 2024 to November 2024, Mr. Schumacher served as Interim Chief People Officer. Mr. Schumacher served as Senior Vice President of Human Resources for the Company from 2018 until May 2024.

ROXANNE WENG	54
Chief Supply Chain Officer since April 2025. Prior to joining the Company, Ms. Weng served as Vice President, Creative Operations of Uline, Inc. from October 2023 to April 2025. Prior to joining Uline, Inc., she served as Senior Vice President and Chief Supply Chain Officer of Walgreens Boots Alliance, Inc. from November 2021 to May 2023, as Group Vice President, Comprehensive Loss & Asset Protection from February 2021 to November 2021 and as Group Vice President, Retail and Finance Transformation from November 2019 to August 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review of Transactions with Related Parties
Under our Code of Conduct and Corporate Governance Guidelines, our directors, officers and employees are required to disclose for approval any transactions involving the Company or other activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). Pursuant to its written charter, the Audit Committee is responsible for the review, approval and oversight of any related party transactions involving directors and executive officers. The Company adheres to the foregoing policies in reviewing and approving potential related party transactions, but our policies and procedures are not otherwise in written form. Approval of any related party transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.
Related Party Transactions
Since February 2, 2025, the beginning of our last fiscal year, there have been no transactions, or any currently proposed transaction, between the Company and its officers, directors or other related persons that require disclosure under Item 404(a) of Regulation S-K, as adopted by the SEC.

OWNERSHIP OF COMMON STOCK
To our knowledge, the table below shows the number of shares of our common stock beneficially owned on April 17, 2026 by each of the directors and nominees for director; each of the named executive officers; all directors and executive officers as a group; and each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.
The address of each director and executive officer of Dollar Tree is c/o Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 194,725,406 shares of our stock outstanding as of April 17, 2026.
Beneficial Ownership(1)
Directors and Named Executive Officers	Shares	Percent
Michael C. Creedon, Jr.	46,436(2)	*
Stewart Glendinning	26,420	*
Jeffrey Davis	9,667(3)	*
Richard McNeely	40,416(4)	*
Robert Aflatooni	16,934(5)	*
Steven Schumacher	7,618(6)	*
William W. Douglas III	9,653	*
Cheryl W. Grisé	12,441(7)	*
Daniel J. Heinrich	14,628(8)	*
Paul C. Hilal	13,641,004(9)	7.0%
Timothy A. Johnson	2,153	*
Edward J. Kelly, III	12,993(10)	*
Jeffrey G. Naylor	27,967(11)	*
Diane E. Randolph	4,115(12)	*
Bertram L. Scott	5,135(13)	*
Stephanie P. Stahl	20,897(14)	*
All current directors and executive officers as a group (18 persons)	13,871,903	7.1%
	Beneficial Ownership(1)
Other 5% Shareholders	Shares	Percent
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	23,798,675(15)	12.2%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	16,114,767(16)	8.3%
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	15,420,175(17)	7.9%
Mantle Ridge LP 712 Fifth Ave., Suite 17F New York, New York 10019	13,640,904(18)	7.0%

*
less than 1%

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Deferred shares acquired by our directors through a deferred compensation plan are assumed to be issuable in a lump sum within 60 days if the director were to terminate service within such time.
(2)
Includes 21,779 shares issuable upon the exercise of stock options.

(3)
Since Mr. Davis’s departure from the Company, this information is based on the latest publicly available information.

(4)
Includes 12,371 shares issuable upon the exercise of stock options.

(5)
Includes 9,559 shares issuable upon the exercise of stock options.

(6)
Includes 2,436 shares issuable upon the exercise of stock options.

(7)
Includes 11,441 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(8)
Includes 3,328 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days. The amount stated in the table includes 11,300 shares of common stock held in Mr. Heinrich’s revocable trust.

(9)
Mr. Hilal is the Chief Executive Officer of Mantle Ridge LP and may be deemed to have investment control over the shares described in footnote 18 below, as well as 100 additional shares of common stock of the Company purchased for his own account.

(10)
Includes 12,971 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(11)
Includes 2,803 shares issuable upon the exercise of stock options and 6,454 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(12)
Includes 1,399 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(13)
Includes 5,135 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(14)
Includes 14,437 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(15)
Includes shares held or controlled by The Vanguard Group, Inc. (VGI). Based on a Schedule 13G/A filed on February 13, 2024 by VGI for the period ended December 29, 2023. VGI reported sole voting power with respect to 0 shares, shared voting power with respect to 261,222 shares, sole dispositive power with respect to 22,915,206 and shared dispositive power with respect to 883,469 shares. VGI subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various VGI subsidiaries and/or business divisions. VGI also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with VGI will report beneficial ownership separately (on a disaggregated basis). On April 29, 2026, Vanguard Capital Management LLC reported on a Schedule 13G that, as of March 31, 2026, it (along with its affiliates) had sole voting power with respect to 1,856,482 shares and sole dispositive power with respect to 14,010,221 shares. As reported on such Schedule 13G, the applicable affiliates of Vanguard Capital Management LLC or business divisions of such affiliates are: Vanguard Asset Management Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisers, LLC and Vanguard Investments Australia Ltd.

(16)
Includes shares held or controlled by FMR LLC and its affiliates, including FIAM LLC, Fidelity Diversifying Solutions LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, Fidelity Management Trust Company, Strategic Advisers LLC and members of the Johnson family, including Abigail P. Johnson. Based on a Schedule 13G filed on February 5, 2026 by FMR LLC for the period ended December 31, 2025. FMR LLC reported sole voting power with respect to 15,846,666.85 shares and sole dispositive power with respect to 16,114,767.24 shares. Abigail P. Johnson reported sole dispositive power with respect to 16,114,767.24 shares.
(17)
Includes shares held or controlled by BlackRock, Inc. and its subsidiaries, including Aperio Group, LLC, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd., BlackRock Life Limited and BlackRock Mexico Operadora, S.A. de C.V., Sociedad Operador. Based on a Schedule 13G/A filed on February 7, 2024 by BlackRock, Inc. for the period ended December 31, 2023. BlackRock reported sole voting power with respect to 13,971,890 shares and sole dispositive power with respect to 15,420,175 shares.

(18)
Includes shares held or controlled by Mantle Ridge LP and its affiliates MR Cobalt Advisor LLC and Paul C. Hilal. Based on a Schedule 13D/A filed on July 15, 2025 by Mantle Ridge LP, Mantle Ridge LP, MR Cobalt Advisor LLC and Paul C. Hilal reported shared voting power and shared dispositive power with respect to 13,640,904 shares. Mr. Hilal additionally reported sole voting and dispositive power with respect to 100 shares. Based on the Schedule 13D/A, certain Mantle Ridge funds entered into a loan agreement and pledged shares of our common stock in July 2025. Such loan agreement does not include any price triggers relating to the share price of our common stock or margin call triggers of any kind.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our stock to file reports of ownership and changes in ownership of our stock with the Securities and Exchange Commission and to provide us with copies of these reports. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and written representations furnished to us, we believe that all of these reporting persons complied with their filing requirements in fiscal 2025, except for Brent Beebe, for whom one Form 4 reporting one transaction was filed late, Jocelyn Konrad, for whom one Form 3 was filed late, and Roxanne Weng, for whom one Form 4 reporting one transaction was filed late.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Dollar Tree’s Board of Directors is soliciting your proxy to vote your shares at the 2026 annual meeting of shareholders.
The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone: (757) 321-5000.
When is the annual meeting?
The annual meeting of shareholders will be held on Tuesday, June 16, 2026 at 9:00 a.m. Eastern Time.
How can a shareholder participate in the annual meeting?
We have adopted a virtual format for our annual shareholder meeting again this year. This means that there will be no physical location for the annual meeting and the meeting will be accessible to shareholders only through the Internet. You may participate in the meeting by logging in at www.virtualshareholdermeeting.com/DLTR2026 and entering the control number found on your proxy card, voting instruction form or notice.
All shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. During the annual meeting, shareholders will be able to listen, vote and submit questions from a remote location using an internet-connected device.
A shareholder of record participating in the annual meeting through the meeting web portal will be able to vote during the meeting. If you have voted your shares prior to the start of the annual meeting, your vote has been received by the Company’s inspector of elections and there is no need to vote those shares during the annual meeting, unless you wish to revoke or change your vote. If a shareholder has a question about one of the matters on the agenda to be voted on by the shareholders at the annual meeting, such question may be submitted in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may also be submitted during the annual meeting through www.virtualshareholdermeeting.com/DLTR2026 at the time the matters are before the annual meeting for consideration.
We encourage you to access the annual meeting before it begins. Online check-in will start shortly before the meeting on June 16, 2026. If you have difficulty accessing the meeting, please call the toll-free number provided on the meeting website at www.virtualshareholdermeeting.com/DLTR2026 for technical assistance.
How are proxy materials being provided to shareholders?
We are providing access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. A Notice of Internet Availability of Proxy Materials is being mailed on or about May 1, 2026, to all shareholders entitled to vote at the annual meeting. The Notice tells you how to:
•
View our proxy materials for the annual meeting, including this proxy statement and the Dollar Tree 2025 Annual Report, on the Internet and vote; and

•
Instruct us to send proxy materials to you by mail or email.

Who is entitled to vote at the annual meeting?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on April 17, 2026. Holders of record have one vote for each share held at the close of business on the record date. At that time, there were 194,725,406 shares of Dollar Tree, Inc. common stock outstanding.

What is the difference between a shareholder of record and a beneficial owner of shares held in “street name?”
If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are a shareholder of record. If your shares are held in an account at a brokerage firm, bank or similar institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct the institution on how to vote the shares held in your account.
How can I cast my vote?
As described below, there are several methods shareholders may use to cast their votes, including voting by mail using a proxy card or voting instruction form. Due to potential delays or disruptions in United States postal service deliveries that may occur prior to the annual meeting, we encourage shareholders to cast their votes for the annual meeting either by Internet or by telephone rather than by mail.
Shareholder of Record
If you are a shareholder of record, you may vote by mail (if you request a paper copy of our proxy materials) or over the telephone or the Internet.
•
To vote during the annual meeting, you must follow the instructions available on the meeting website at www.virtualshareholdermeeting.com/DLTR2026.

•
To vote by mail using the proxy card (if you request a paper copy), simply complete, sign, date and return the proxy card promptly in the postage-paid envelope provided.

•
To vote by Internet, go to www.proxyvote.com and follow the steps outlined on the secured website.

•
To vote by telephone, dial toll free, 1-800-690-6903 within the US, US territories and Canada any time on a touch tone telephone. Follow the instructions provided by the recorded message.

•
If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Internet www.proxyvote.com Vote 24/7	Telephone 1-800-690-6903	Mail Cast your ballot, date and sign your proxy card and send by pre-paid mail
Visit www.proxyvote.com	Call 1-800-690-6903	Return your dated and signed proxy card in the postage-paid envelope provided.
You will need the 16-digit identification number included in your proxy card or notice.	You will need the 16-digit identification number included in your proxy card or notice.
Beneficial Owner
If your shares are held in a stock brokerage account or by a trustee, bank or other similar institution, follow the voting instructions on the voting instruction form that you receive from them.
•
To vote by mail, simply complete, sign, date and promptly return the voting instruction form in the envelope provided by your bank, broker or other nominee.

•
To vote by Internet or by telephone, please follow the instructions on the voting instruction form that you received.

•
If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Shareholders who are beneficial owners of shares held in a stock brokerage account or by a bank or other nominee are not able to vote at the annual meeting unless they request and receive a legal proxy from the recordholder of the shares and follow the instructions for voting on the annual meeting website at www.virtualshareholdermeeting.com/DLTR2026.
What are the Board’s voting recommendations?
PLEASE VOTE		BOARD RECOMMENDATION
1	The Company’s ten director nominees for the Board of Directors	FOR all nominees
2	Approval, on an advisory basis, of the compensation of our named executive officers	FOR
3	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year 2026	FOR
4	Shareholder proposal requesting a shareholder right to act by written consent	AGAINST
How will my shares be voted if I submit a proxy or voting instruction card but do not specify how I want to vote?
If you are a recordholder of shares and submit a validly executed proxy card but do not specify how you want your shares to be voted with respect to one or more proposals, then your shares will be voted in accordance with the Board’s recommendations as described above.
If you are a beneficial owner of shares and submit a voting instruction form provided by your broker, trustee, bank or similar institution without specifying how you want your shares to be voted with respect to one or more proposals, the intermediary may only exercise its discretion to vote your shares on discretionary proposals but cannot vote your shares on non-discretionary proposals. All items of business before the 2026 annual meeting other than Item 3 (ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year 2026) are non-discretionary proposals. Therefore, we strongly urge you to vote your shares on each proposal.
Should any of our Board’s nominees be unable or unwilling to stand for election at the time of the annual meeting, the proxies named on the proxy card may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the annual meeting. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.
As of the date of this proxy statement, the Board of Directors knows of no business other than that set forth above to be transacted at the annual meeting, but if other matters requiring a vote do arise, it is the intention of the proxies named on the proxy card to vote in accordance with their best judgment on such matters.
Can I change my proxy or voting instructions before the meeting?
You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree, Inc. at the address on page 69 prior to the annual meeting or voting during the annual meeting through the meeting website. If your shares are held in “street name,” please follow the directions given by the institution that holds your shares to change or revoke your voting instructions.
What constitutes a quorum?
A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present through the annual meeting website or by proxy.
Who will count the votes?
A representative of CT Hagberg LLC will act as the Inspector of Election, determine the presence of a quorum and tabulate the votes cast by proxy or electronically during the meeting.
What is the effect of abstentions and broker non-votes?
The inspector will treat valid proxies marked “abstain” and proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A broker “non-vote” occurs when you fail to provide your broker, trustee, bank or similar institution with voting instructions on a particular proposal and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under the applicable rules. Abstentions and broker “non-votes” with respect to the matters to be voted on at the 2026 annual meeting will have no effect on the outcome of the vote on such matters.
How can I obtain an additional proxy card or voting instruction card?
If you are a recordholder of shares, you may send an email to the Corporate Secretary Office at CorpSecy@DollarTree.com for assistance. If you are a beneficial owner of shares, please contact your account representative at the broker, trustee, bank or similar institution through which you hold your shares.
Where and when will I be able to find the voting results?
You can find the official voting results on our Form 8-K filed with the SEC within four business days after the annual meeting.
Who pays for the costs of the proxy solicitations?
The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our Company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, electronic means or messenger. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. In addition, we have engaged DF King & Co., Inc., who may assist the Company with the solicitation of proxies for the annual meeting, for a fee not to exceed $30,000, plus reimbursement for out-of-pocket expenses.

YOUR VOTE IS EXTREMELY IMPORTANT. Even if you plan to attend the annual meeting, please vote your shares by completing, signing and dating the proxy card or voting instruction form and returning it in the postage-prepaid envelope or vote by telephone or the Internet by following the instructions provided on the proxy card or voting instruction form. For additional information, see “How can I cast my vote?” above.

PROPOSAL NO. 1 ELECTION OF DIRECTORS
Directors and Nominees
The Board has nominated Michael C. Creedon, Jr., William W. Douglas III, Cheryl W. Grisé, Daniel J. Heinrich, Paul C. Hilal, Timothy A. Johnson, Edward J. Kelly, III, Diane E. Randolph, Bertram L. Scott and Stephanie P. Stahl for election as directors at the annual meeting to serve for a one-year term. All nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in our proxy will vote for any substitute nominee proposed by the Board of Directors, subject to the terms of the Stewardship Framework Agreement.
Jeffrey G. Naylor will be retiring from the Board at the 2026 annual meeting of shareholders. After considering the size and composition of the Board in light of this vacancy, the Board approved an amendment to our Bylaws to reduce the size of the Board from eleven directors to ten directors effective immediately prior to the convening of the 2026 annual meeting of shareholders.
Pursuant to the Stewardship Framework Agreement, if Mr. Hilal cannot serve or ceases to serve on the Board during the term of the Stewardship Framework Agreement, Mantle Ridge will have the right to designate a replacement, subject to certain conditions set forth in the Stewardship Framework Agreement.
Pursuant to the Company’s bylaws, a director nominee will be elected by a majority of votes cast in uncontested director elections. In contested elections, the plurality voting standard will apply.
In addition, our Corporate Governance Guidelines require each director nominee to submit a resignation letter contingent in part on his or her failure to receive a majority of the votes cast.
Vote Required
Our directors are elected by a “majority” vote in uncontested elections such as this election. Each director nominee shall be elected by a vote of the majority of the votes cast with respect to the director nominee. A majority of votes cast means that the number of shares cast “FOR” a director’s election must exceed the number of votes cast “AGAINST” such director’s election. Abstentions and broker non-votes will have no effect on the outcome of the election.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE COMPANY’S NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
As described in the Compensation Discussion and Analysis, the Company is committed to a pay-for-performance policy. To that end, our executive compensation program is designed to: (1) align executive pay with shareholders’ interests; (2) recognize and reward achievement of corporate performance goals that create sustainable shareholder value; (3) attract, motivate and retain highly qualified executives; and (4) unite the executive management team to a common objective. We expect a significant portion of an executive’s total compensation to be at risk, tied to both our annual and long-term performance.
Please read our Compensation Discussion and Analysis beginning on page 25 and the tables and narrative that follow for additional details about our executive compensation program.
This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices as disclosed in this proxy statement. Accordingly, the Company is asking its shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion set forth in this proxy statement.”
Vote Required
Approval of the advisory vote on our executive compensation program requires the affirmative vote of a majority of the votes cast by shareholders who are present, either in person or by proxy, and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect on the vote. The vote is advisory and will not be binding upon our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions that our shareholders express in their votes and to the extent there is any significant vote against the proposal, we will consider the shareholders’ concerns in making future executive compensation decisions.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM.

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Our Audit Committee, which consists entirely of independent directors, has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for fiscal year 2026. KPMG has served as our independent registered public accounting firm since 1987. You are being asked to ratify the appointment by our Audit Committee of KPMG as our independent registered public accounting firm for fiscal year 2026.
As a matter of good governance, the Board is submitting the selection of KPMG to its shareholders for ratification. If our shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain KPMG in the future. However, the Audit Committee is not bound by a vote either for or against the firm. A representative of KPMG will be present at the 2026 annual meeting of shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees
The table below shows the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended January 31, 2026 and February 1, 2025; the audit of our internal control over financial reporting as of January 31, 2026 and February 1, 2025; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2025 and 2024, as well as fees paid to KPMG for audit-related work and other services:
	Fiscal 2025	Fiscal 2024
Audit fees	$4,047,093	$4,536,851
Audit-related fees(a)	110,000	1,805,544
Tax fees	—	—
All other fees(b)	12,000	10,500
Total fees	4,169,093	6,352,895

(a)
In fiscal 2024, audit-related fees consisted of fees for services related to: (i) the audit of financial statements of our employee benefit plan, (ii) the carveout audit of the Family Dollar business, (iii) the assessment of controls surrounding the implementation of our new human capital management and payroll system and (iv) the assessment of controls surrounding the implementation of our new warehouse management system. In fiscal 2025, audit-related fees consisted of fees for services related to: (i) the audit of financial statements of our employee benefit plan and (ii) the assessment of controls surrounding the implementation of our new human capital management and payroll system.

(b)
In fiscal 2024 and fiscal 2025, all other fees related to fees paid for access to: (i) KPMG’s online learning portal and (ii) KPMG’s accounting research tool.

We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information.

All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the Chair of the Committee the right to approve such non-audit related assignments between meetings of the Committee, and the Chair then reports on all such approvals at the next meeting of the Committee, which considers ratification of such approvals by the Committee Chair. In fiscal 2025, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.
The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.
Report of the Audit Committee
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Dollar Tree, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee operates under a written charter which can be found under the Investors tab on the Company’s website at corporate.dollartree.com. The Company’s management has primary responsibility for establishing and maintaining effective internal control over financial reporting and preparing the Company’s financial statements and disclosures. KPMG LLP, the Company’s independent registered public accounting firm for fiscal 2025, was responsible for performing an independent audit of the Company’s consolidated financial statements and for expressing opinions on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.
The Audit Committee is also responsible for appointment, compensation, retention and oversight of the work of the independent auditor, including pre-approving any audit and non-audit service provided to the Company by the independent auditor, periodically reviewing and evaluating the performance of the lead audit partner, as well as reviewing and considering the selection of the lead audit partner. The Audit Committee also periodically considers whether there should be a rotation of the company’s independent registered public accounting firm. In addition to KPMG LLP’s independence from the Company and management, the Audit Committee also considers several other factors in deciding whether to re-engage KPMG LLP, including: the quality of KPMG LLP’s staff, work and quality control; KPMG LLP’s policies related to independence; the results of the inspection of KPMG LLP by the Public Company Accounting Oversight Board (PCAOB); and KPMG LLP’s capability and expertise to perform an audit of the Company’s financial statements and internal control over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG LLP the Company’s audited financial statements for the fiscal year ended January 31, 2026. The Audit Committee also discussed with KPMG LLP the matters that are required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with KPMG LLP’s independence. Finally, the Audit Committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the Securities and Exchange Commission. The Audit Committee also has engaged KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2027 and is seeking ratification of such selection by the shareholders.
SUBMITTED BY THE AUDIT COMMITTEE
William W. Douglas III	Daniel Heinrich	Jeffrey G. Naylor	Diane E. Randolph	Bertram L. Scott
Vote Required
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2026 requires the affirmative vote of a majority of the votes cast by shareholders who are present, either in person or by proxy, and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect on the vote. Should such shareholder vote not be obtained, the appointment will not be ratified.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

PROPOSAL NO. 4 SHAREHOLDER PROPOSAL REQUESTING A SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT
We received the following proposal from Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has represented to us that he is the beneficial owner of 50 shares of our common stock.
In accordance with SEC rules, we are presenting the text of the proposal and supporting statement in this proxy statement as they were submitted to us. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the annual meeting.
As explained below, our Board unanimously recommends that you vote “AGAINST” the shareholder proposal.
Shareholder Proposal
Proposal No. 4 — Shareholder Right to Act by Written Consent
Shareholders request that the board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting (without any unnecessary restriction based on length of stock ownership or the method by which shareholders hold their shares).
This includes shareholder ability to initiate any appropriate topic for written consent. This includes that any associated request for a record date shall have the lowest allowable figure. This includes that written consent not include a solicitation clause mandating a certain percent of shares be solicited unless legally required.
Shareholders acting by written consent and calling for a special shareholder meeting are 2 means that shareholders of a company can use to put forth a proposal on a timely basis without waiting for the annual shareholder meeting.
A shareholder right to act by written consent could incentivize Dollar Tree (DLTR) directors to be more vigilant and more alert to face future headwinds like those that emerged in 2025:
DLTR experienced its first decline in store traffic since 2022, with a slight negative traffic trend reported in Q3 2025. This suggests challenges in maintaining the core customer footfall.
DLTR noted that middle-income customers are feeling increased pressure, similar to the lower-income households. These consumers are making smaller, more frequent trips and cutting back on discretionary purchases, which impacts sales volume and discretionary item performance.
DLTR has been quietly raising prices on a handful of items throughout 2025, with some items increasing from $1.25 to $1.50. This strategy introduces the risk of alienating budget-conscious shoppers who expect consistent “dollar store” pricing. The shift to multiple price points is confusing for shoppers, leading to complaints and a feeling that the store is no longer a true “dollar store.”

DLTR reported a 160 basis point increase in its adjusted selling, general, and administrative (SG&A) expense rate, mainly due to higher store payroll and costs associated with re-stickering all the new multi-price items.
Dollar Tree reported a negative free cash flow of $57 million for Q3 2025.
Inventory management (shrink) remained a challenge, with rates higher than 2024, suggesting ongoing issues with loss prevention.
The sale of the underperforming Family Dollar business (completed in July 2025) resulted in a significant net loss in Q4 2024 and highlighted the massive failure of the prior acquisition. The sale generated only $1 Billion, a small fraction of the original $8.5 billion purchase price.
Please vote yes:
Shareholder Right to Act by Written Consent — Proposal No. 4

STATEMENT FROM DOLLAR TREE’S BOARD REGARDING THE SHAREHOLDER PROPOSAL
The Board of Directors recommends a vote “AGAINST” this proposal because it believes that the proposal is not in the best interests of the Company or its shareholders for the reasons stated below.
Under Virginia law, shareholders cannot act by written consent in the manner requested in the Proposal without restricting their existing right to call special meetings.
The Company is incorporated in Virginia. Under Virginia law, where a public company permits shareholders owning 30% or less of its voting stock to call special meetings, shareholders can only act by unanimous written consent. At the Company’s 2022 annual meeting of shareholders, holders of over 86% of the Company’s outstanding shares and over 99% of votes, upon recommendation of the Board of Directors, approved an amendment to our Articles of Incorporation (“Articles”) providing that a special meeting will be called upon the written request of shareholders owning 15% or more of the Company’s outstanding stock. As a result, as required by Virginia law, the Company’s shareholders currently may act only by unanimous written consent.
This shareholder proposal asks the Company to lower the written consent threshold to allow shareholders to act by written consent with only the minimum number of votes that would be required to approve the action at a shareholder meeting, which generally is a majority of outstanding shares. As a Virginia company, the Company cannot enable shareholders to act by written consent as requested by this proposal without more than doubling the current 15% special meeting threshold that received overwhelming shareholder support just four years ago.
The Board believes that shareholders’ existing special meeting right is preferable as matters requiring shareholder approval should be presented to, and voted on, by shareholders at a meeting where all shareholders can participate.
The Board believes that all matters requiring shareholder approval should be presented and considered at an annual or special meeting of shareholders so that shareholders have equal time and opportunity to consider and act upon any such matter. However, this proposal states that any written consent right should not mandate that a certain percentage of shares be solicited unless legally required. If the existing special meeting threshold was increased above 30%, this would allow a shareholder seeking action by written consent to solicit the fewest possible shareholders needed to take action rather than seeking input from all shareholders. Moreover, this proposal would permit a small group of shareholders (including those who accumulate a short-term voting position through the borrowing of shares) with no fiduciary duties to other shareholders to initiate action with little prior notice to either other shareholders or the Company. Any such action would prevent all shareholders from deliberating on matters in an open and transparent manner, and from considering arguments for and against any proposed action, including the Company’s position.
In contrast, all shareholders receive advance notice of annual and special meetings and have established periods during which they can evaluate the issues, engage with the Company and other shareholders, communicate their views, and vote. Permitting shareholder action by written consent could also lead to substantial confusion and disruption, with potentially multiple — and even conflicting — written consents being solicited by different shareholder groups. Given these concerns, approximately 68% of the 471 U.S. S&P 500 companies surveyed by Deal Point Data either prohibit shareholders from acting by written consent or permit such action only by unanimous written consent.
Shareholders already have meaningful rights that allow them to voice their views in a manner that is less onerous than acting by written consent.
The Company’s existing special meeting right is already significantly more shareholder-friendly than what is provided at most other S&P 500 companies: the Company’s 15% special meeting threshold is more favorable to shareholders than the special meeting rights at approximately 72% of the 471 U.S.

S&P 500 companies surveyed by Deal Point Data (including companies with a higher special meeting threshold and companies that do not permit shareholders to call special meetings).
In addition, the Board has adopted a market-standard proxy access right. This provision permits shareholders owning 3% or more of the Company’s common stock for at least three years to nominate the greater of two directors or up to 25% of the Board and to include these nominees in the Company’s proxy materials, subject to certain conditions set forth in the Company’s By-Laws. This proxy access right complements shareholders’ ability to call a special meeting, as both mechanisms provide shareholders owning a minority of shares with the ability to voice their views. In contrast, taking action by written consent would be more onerous, as it would require approval by holders of at least a majority (or more if required by Virginia law or the Articles of Incorporation) of the outstanding shares of common stock.
The Company maintains strong corporate governance practices that empower shareholders and promote Board accountability and responsiveness.
The Company is committed to sound corporate governance and has adopted policies and practices that provide shareholders with ample and meaningful opportunities to express their views while fostering effective and independent oversight of management. These include:
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Annual Director Elections—Each of our director nominees is subject to annual election by our shareholders, and shareholders can remove directors with or without cause.

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Majority Election Standard—In uncontested elections, director nominees must receive the affirmative vote of a majority of the votes cast to be elected, and any incumbent director who fails to receive majority support is subject to our resignation policy.

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Independent Board Leadership—Our Board is led by an Independent Chairman, and each of our standing committees is composed entirely of independent directors.

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Robust Stock Ownership Requirements—Directors are required to comply with robust stock ownership requirements, aligning their interests with those of our long-term shareholders.

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Shareholder Engagement Program—The Company maintains an active shareholder engagement program, including regular outreach to shareholders to solicit feedback on governance, compensation, and other matters of interest.

Vote Required
Approval of the shareholder proposal requires the affirmative vote of a majority of the votes cast on the proposal by shareholders who are present, either in person or by proxy, and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.
THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NO. 4 REGARDING A SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT.

FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this proxy statement that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate,” “may,” “will,” “should,” “predict,” “possible,” “potential,” “continue,” “strategy,” and similar expressions.
For example, our forward-looking statements include statements regarding our plans and expectations regarding our current and future strategic initiatives, including with respect to our growth plans, multi-price product assortment, store standards, operations and efficiency initiatives, and other factors that are expected to drive shareholder value creation; our expectations regarding various management and corporate governance matters, and Board governance and oversight; our estimates of potential amounts to be paid to executives upon a termination or change in control event; and our plans, goals and reporting relating to environmental, social and governance matters.
A forward-looking statement is neither a prediction nor a guarantee of future results, events or circumstances. You should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. These statements are subject to various risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 16, 2026, and our other filings with the SEC. The Company does not intend and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change of circumstance or otherwise.
OTHER MATTERS
Director Nominations and Shareholder Proposals for the 2027 Annual Meeting using Proxy Access
Our proxy access bylaw permits a shareholder, or a group of shareholders, owning at least three percent (3%) of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees which shall not exceed the greater of two (2) directors or twenty-five percent (25%) of the Board (rounded down), provided that the shareholders and nominees have complied with the requirements set forth in our bylaws. For a description of the procedures to nominate persons to be director, see “Shareholder Nomination of Directors” below. Notice of proxy access director nominees must be received no earlier than February 16, 2027 and no later than March 18, 2027. In addition to satisfying the notice and other requirements of our bylaws with respect to the nomination of director candidates, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the requirements of Rule 14a-19 under the Exchange Act relating to universal proxies.
Shareholder proposals under Rule 14a-8 for other items of business at the annual meeting of shareholders to be held in 2027 will not be considered for inclusion in our proxy statement for that meeting unless received by our Corporate Secretary electronically at corpsecy@dollartree.com or at 500 Volvo Parkway, Chesapeake, VA 23320, on or prior to close of business on January 1, 2027. Such proposals must contain the information and meet the requirements set forth in our bylaws and in Rule 14a-8 of the under the Securities Exchange Act of 1934 relating to shareholder proposals. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.

Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8, including nominations of director candidates other than pursuant to the proxy access bylaw described above, must be received by the Corporate Secretary at our principal executive offices in Chesapeake, Virginia no earlier than February 16, 2027 and no later than March 18, 2027.
Shareholder Nomination of Directors
Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice containing certain required information in a timely manner to our Corporate Secretary at our corporate headquarters address, which is located at 500 Volvo Parkway, Chesapeake, VA 23320. The notice must contain all of the information required by our bylaws, including information about the shareholder proposing the nominee and about the nominee. In addition to satisfying the notice and other requirements of our bylaws, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended, relating to universal proxies. A copy of our bylaws can be found online at www.dollartreeinfo.com/corporate-governance.
Each shareholder’s notice to the Corporate Secretary must include, among other things:
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the name and address of record of the shareholder who intends to make the nomination;

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a representation that the shareholder is a shareholder of record of our Company’s capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

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the class and number of shares of our capital stock beneficially owned by the shareholder; and

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a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

For each person nominated, the notice to the Corporate Secretary must also include, among other things:
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the name, age, business address and, if known, residence address, of the nominee;

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his or her principal occupation or employment;

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the class and number of shares of our capital stock beneficially owned by such person;

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any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended; and

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the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Copies of Form 10-K Available
We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended January 31, 2026, as filed with the SEC, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and upon payment of the cost of reproduction. Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320. Our SEC filings, including exhibits, are also available online at our Company website, corporate.dollartree.com/investors/sec-filings.

Appendix A
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)
The “Compensation Discussion and Analysis” above contains certain non-GAAP financial measures, including adjusted operating income and adjusted total revenue, which are used to determine the achievement of the performance metrics used for the Company’s incentive programs. These non-GAAP financial measures should not be used as a substitute for GAAP financial measures. The tables below provides a reconciliation of certain of these non-GAAP financial measures to the most directly comparable GAAP measures.
Year Ended
(in millions)	January 31, 2026
Adjusted total revenue
Total revenue (GAAP)	$19,411.8
Adjustments to total revenue:
Incentive compensation adjustments	(259.4)
Adjusted total revenue for incentive compensation (non-GAAP)	19,152.4
Adjusted operating income
Total revenue (GAAP)	$19,411.8
Cost of sales (GAAP)	12,345.0
SG&A (GAAP)	5,468.6
TSA income, net (GAAP)	54.9
Operating income (GAAP)	1,653.1
Adjustments to operating income:
Incentive compensation adjustments, net	227.0
Adjusted operating income for incentive compensation (non-GAAP)	1,880.1

A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV95804-P48700DOLLAR TREE, INC.500 VOLVO PKWY CHESAPEAKE, VIRGINIA 233201a. Michael C. Creedon, Jr.1b. William W. Douglas III1c. Cheryl W. Grisé1d. Daniel J. Heinrich1e. Paul C. Hilal1f. Timothy A. Johnson1g. Edward J. Kelly, III1h. Diane E. Randolph1i. Bertram L. Scott1j. Stephanie P. StahlFor Against AbstainFor Against Abstain! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! ! Nominees: 2. To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers.3. To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year 2026.4. Shareholder proposal requesting a shareholder right to act by written consent.1. Election of Directors DOLLAR TREE, INC.The Board of Directors recommends you vote FOR the following:The Board of Directors recommends you vote FOR proposals 2 and 3.The Board of Directors recommends you vote AGAINST proposal 4.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.! ! !For Against AbstainSCAN TO VIEW MATERIALS & VOTE wVOTE BY INTERNET Use the Internet to transmit your voting instructions and for electronic delivery of information.Prior To The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Vote by 11:59 p.m. Eastern Time on June 15, 2026.During The Meeting - Go to www.virtualshareholdermeeting.com/DLTR2026 You may vote during the meeting by following the instructions available on the meeting website. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2026. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V95805-P48700Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.DOLLAR TREE, INC.PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS For the Annual Meeting of Shareholders on June 16, 2026The undersigned hereby appoints Michael C. Creedon, Jr. and John S. Mitchell, Jr., jointly and severally, each with full power of substitution, as proxies, to represent the undersigned and to vote at the 2026 Annual Meeting of Shareholders of DOLLAR TREE, INC. to be held on Tuesday, June 16, 2026 at 9:00 a.m. Eastern Time, through a live webcast at www.virtualshareholdermeeting.com/DLTR2026, and at any adjournment or postponement thereof, all of the shares of Dollar Tree common stock that the undersigned is entitled to vote on each of the proposals listed on the reverse side and any other matters that may properly come before the Annual Meeting.This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" the election of all director candidates nominated by the Board of Directors on the reverse side, "FOR" proposals 2 and 3, and "AGAINST" proposal 4 on the reverse side, and, in the discretion of the persons named as proxies, with respect to any other matters that may properly come before the Dollar Tree Annual Meeting or any adjournment or postponement thereof. This proxy revokes all previous proxies.Continued and to be signed on reverse side